UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
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☐	Soliciting Material Pursuant to §240.14a-12

DELEK US HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
To Our Stockholders:
Notice is hereby given that the 2010 Annual Meeting of Stockholders of Delek US Holdings, Inc. (the “Company”) will be held on Tuesday, May 4, 2010 at 2:00 p.m., central daylight saving time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, for the following purposes:
(1)	To elect eight directors to serve until the 2011 annual meeting and until their respective successors are elected and have been qualified;

(2)	To approve an amendment to our 2006 Long-Term Incentive Plan to, among other things, increase the maximum number of shares authorized for issuance by 2,000,000 shares to a total of 5,053,392 shares;

(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010; and

(4)	To transact any other business properly brought before the meeting.
Additional information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record of the Company’s common stock as of the close of business on March 10, 2010, are entitled to notice of, and to vote at, the meeting. You are cordially invited to attend the meeting in person.
Whether or not you plan to attend the annual meeting in person, please mark your votes, then date and sign the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke your proxy and vote your shares in person if you wish to do so.

By Order of the Board of Directors,

Kent B. Thomas
General Counsel and Secretary

Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
April 1, 2010
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 4, 2010
Our proxy statement and Annual Report to Stockholders for our 2009 fiscal year are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy.

ii

DELEK US HOLDINGS, INC.
7102 COMMERCE WAY
BRENTWOOD, TENNESSEE 37027
ANNUAL MEETING OF STOCKHOLDERS
MAY 4, 2010
PROXY STATEMENT
QUESTIONS AND ANSWERS
1. Why am I receiving these materials? This Proxy Statement and enclosed form of proxy (first mailed to stockholders on or about April 1, 2010) are furnished in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. The Annual Meeting will be held on May 4, 2010 at 2:00 p.m., central daylight saving time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.
2. What is the purpose of the Annual Meeting? The Annual Meeting is being held: (1) to elect eight directors, each to serve for a term of one year until the annual meeting of stockholders in 2011 and until the election and qualification of his successor or earlier termination of service; (2) to approve an amendment to our 2006 Long-Term Incentive Plan to, among other things, increase the maximum number of shares authorized for issuance by 2,000,000 shares, to a total of 5,053,392 shares; (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010; and (4) to transact such other business as may properly be brought before the meeting or at any adjournment thereof. We will also discuss our business and be available for your questions, comments and discussion.
3. How may I obtain the Company’s Annual Report for the fiscal year ended December 31, 2009? A copy of our Annual Report to Stockholders and Annual Report on United States Securities and Exchange Commission (“SEC”) Form 10-K accompany this Proxy Statement. These documents are also available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy. A copy of these documents (which include our financial statements for the year ended December 31, 2009) may also be obtained from us upon written request. Please refer to question 20 below for information on how to request additional information from us.
4. Who may attend the Annual Meeting? Stockholders of record as of the close of business on March 10, 2010 (the “record date”), or their duly appointed proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of their brokerage statement reflecting their ownership of our common stock as of the record date.
5. Who is entitled to vote? Holders of record of our common stock, $0.01 par value, at the close of business on the record date are entitled to vote at the Annual Meeting. On the record date, 54,339,479 shares of common stock were issued and outstanding. The common stock is our only outstanding class of voting securities. Each stockholder is entitled to one vote per share of our common stock that he, she or it holds. If you attend the Annual Meeting, you may vote in person. Votes submitted by proxy card and received by our transfer agent on or before 11:59 p.m. (eastern time) on May 3, 2010 will be counted. Only votes submitted in person at the Annual Meeting will be counted after that time.
6. Who is soliciting my vote? Your vote is being solicited by our Board of Directors. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

7. How does the Board of Directors recommend that I vote? The Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors, “FOR” the amendment to the 2006 Long-Term Incentive Plan and “FOR” the ratification of our independent registered public accounting firm.
8. How will voting on any other business be conducted? Although we do not know of any business to be considered at the 2010 Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to Ezra Uzi Yemin, our President and Chief Executive Officer, and Mark B. Cox, our Executive Vice President and Chief Financial Officer, to vote your shares on such matters at their discretion.
9. What is the difference between a “stockholder of record” and a “street name” holder? These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AmStock”), you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
10. How do I vote my shares if I am a stockholder of record? Enclosed is a proxy card for the shares of stock held by you on the record date. You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. Unless otherwise indicated on the proxy, shares represented by any proxy will, if the proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for directors, “FOR” the amendment to the 2006 Long-Term Incentive Plan and “FOR” the ratification of our independent registered public accounting firm.
11. How do I vote my shares if they are held in street name? If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.
12. Can I revoke or change my vote? Yes. You may revoke or change your vote by: (a) notifying our Secretary in writing on or before 11:59 p.m. (eastern time) on May 3, 2010; (b) submitting a later-dated and timely proxy card by mail on or before 11:59 p.m. (eastern time) on May 3, 2010; or (c) voting in person at the meeting (if your shares are registered directly in your name on our books and not held through a broker, bank, or other nominee). The latest-dated, timely, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.
13. Who will count the vote? Representatives of our transfer agent, AmStock, will count the vote and act as the inspector and judge of the election.
14. Is my vote confidential? Proxy cards, ballots and voting tabulations that identify individual stockholders are returned directly to AmStock and are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed to us except: (a) as needed to permit AmStock to tabulate and certify the vote; (b) as required by law; or (c) in limited circumstances such as a proxy contest in opposition to the Board of Directors. Additionally, all comments written on the proxy card or elsewhere will be forwarded to us, but your identity will be kept confidential unless you specifically ask that your name be disclosed.
15. What does it mean if I get more than one proxy card? If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.
16. What is a “quorum”? A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the Annual Meeting to be held. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

17. What are the voting requirements to approve each proposal? Directors are elected by a plurality of votes cast by holders of shares entitled to vote. This means that the director nominees with the most votes for the positions available are elected. To approve the proposals to approve an amendment to our 2006 Long-Term Incentive Plan and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010, a majority of the shares present or voting at the meeting must vote in favor of each proposal.
18. What is the effect of abstentions, withheld votes and broker non-votes? Abstentions and instructions on the accompanying proxy card to withhold authority to vote will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes. However, the number of votes otherwise received will not be reduced by such action.
“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), NYSE-member brokers who hold shares of common stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on non-routine matters. Since the ratification of Ernst & Young LLP is considered a routine matter, a broker may turn in a proxy card voting shares at their discretion and without receiving instructions from you. The election of directors and approval of an amendment to our 2006 Long-Term Incentive Plan are non-routine matters, and, therefore, a broker does not have discretionary authority to vote on these matters.
Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.
19. Can I change the number of copies of the Annual Meeting materials that I receive? Yes. If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report, Form 10-K and Proxy Statement. We will promptly deliver a separate copy to any stockholder upon written or oral request to our Secretary, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, (615) 771-6701 or by sending an e-mail to ir@DelekUS.com. If you share an address with another stockholder and (i) would like to receive multiple copies of these documents in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household, in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.
20. How can I obtain additional information about Delek US Holdings, Inc.? Copies of our Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2009 and our other annual, quarterly and current reports we file with SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.DelekUS.com. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed electronically with the SEC and are available at the SEC’s website, www.sec.gov. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary, at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. The information posted on our website is not incorporated into this Proxy Statement.

PROPOSAL 1
ELECTION OF DIRECTORS
At the Annual Meeting, eight directors are to be elected to hold office until the 2011 Annual Meeting and until their successors have been elected and have qualified or earlier termination of service. Each of the following individuals is a nominee for election to our Board of Directors: Ezra Uzi Yemin, Asaf Bartfeld, Gabriel Last, Aharon Kacherginski, Shlomo Zohar, Carlos E. Jordá, Charles H. Leonard, and Philip L. Maslowe. Zvi Greenfeld, a current director, advised us that he will not stand for re-election at the Annual Meeting. Directors will be elected to serve for a one year term expiring at our Annual Meeting in 2011. All director nominees are currently serving on our Board of Directors except for Messrs. Kacherginski and Zohar. The Board of Directors has determined that each of Messrs. Jordá, Leonard and Maslowe qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.
We believe that each director nominee will be able to stand for election. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board of Directors. If you do not wish your shares to be voted for any one or more of the nominees, you may so indicate when you vote. The persons named in the enclosed proxy intend to vote the proxy for the election of each of the eight nominees, unless you indicate on the proxy card that your vote should be withheld from any of the nominees.
Each nominee elected as a director will continue in office until his successor has been elected and qualified, or until earlier termination of his or her service.
The age, principal occupation and certain other information for each director nominee are set forth below.
Ezra Uzi Yemin, age 41, has served as our chief executive officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operation and performance. Prior to joining us, Mr. Yemin served from 2000 to 2001 as the chief financial officer of Delek — The Israel Fuel Corporation, Ltd., a fuel corporation in Israel and one of our affiliated entities. Additionally, he spent two years with CLAL Insurance Company Ltd., an insurance company in Israel and two years in the Insurance Commissioner’s Office of the Israel Ministry of Finance. The Board believes that Mr. Yemin’s service on the Board provides it with important interaction with, and access to, management’s principal policy maker that facilitates the Board’s development and implementation of Company policies.
Asaf Bartfeld, age 58, has served as one of our directors since January 2002. Mr. Bartfeld has served as the president and chief executive officer of Delek Group since September 2003. Since July 2001, he has served as managing director of Delek Investments and Properties Ltd., one of our affiliated entities. Mr. Bartfeld also serves on the board of directors of several of our affiliated entities, including Delek Group. The Board believes that Mr. Bartfeld’s service on the Board provides it with important interaction with, and access to, the principal executive officer of the Company’s controlling stockholder. Mr. Bartfeld’s membership on the Board brings the perspectives of our controlling stockholder and the principal executive officer of a publicly traded company to Board discussions.
Aharon Kacherginski, age 72, is a nominee for election to the Board of Directors and has served as an independent financial consultant since 2002. Mr. Kacherginski is a member of the Board of Directors of Delek Real Estate, Ltd., Dankner Investments, Ltd., Delek Belron International, Ltd. and D.N.N.M., Ltd. He is also a member of the following investment and loan committees: Amitim — Senior Pension Funds, Harel Insurance Company and ICIC — The Israeli Credit Insurance Company. Prior to 2002, Mr. Kacherginski was employed at various executive level positions with Israel Discount Bank, Bank Leumi and Union Bank of Israel, Ltd. Mr. Kacherginski holds bachelor’s degrees in economics, political science and business administration from Hebrew University in Jerusalem, Israel. The Board believes that Mr. Kacherginski’s financial industry experience will provide the Board with valuable expertise in the Company’s financial matters.

Shlomo Zohar, age 58, is a nominee for election to the Board of Directors and has served as a business advisor since January 2006. Between January 2006 and December 2009, Mr. Zohar served as a member and chairman of the Boards of Directors of Israel Discount Bank Ltd., Mercantile Discount Bank Ltd., Israel Discount Capital Markets & Investments Ltd. and Israel Credit Cards, Ltd. During this time, Mr. Zohar also served as a member and vice chairman of the Board of Directors of Israel Discount Bank of New York and as a member of the Board of Directors of Discount Bancorp, Inc. From 1990 through 2005, Mr. Zohar served as member of the Auditing Standards Committee and Internal Auditing Committee of the Institute of Certified Public Accountants in Israel. From 1980 through 2005, Mr. Zohar served as managing partner of Zohar, Zohar & Co., CPA where he was responsible for auditing financial statements for some of the largest corporations in Israel. The Board believes that Mr. Zohar’s financial industry experience will provide the Board with valuable expertise in the Company’s financial matters.
Gabriel Last, age 63, has served as one of our directors since January 2002. In addition, since 2003, Mr. Last has served as the chairman of the board of Delek Group and currently serves on the board of directors of several of Delek Group’s other affiliated entities. Mr. Last served as the chief executive officer of Delek Group from 2001 to 2003. Between 1998 and 2001, Mr. Last was the Managing Director of Israeli Society of Insurance Companies and of Israeli Association of Life Insurance Companies Ltd. Mr. Last served as Vice Inspector General, Israeli Police Force from 1996 to 1998. Mr. Last also served on the board of Sinel Industries Ltd., an unaffiliated public company in Israel from December 2000 to July 2006. The Board believes that Mr. Last’s service on the Board provides it with important interaction with, and access to, the chairman of the board of directors of the Company’s controlling stockholder. Mr. Last’s membership on the Board brings the perspectives of our controlling stockholder and the chairman of the board of a publicly traded company to Board discussions.
Carlos E. Jordá, age 60, has served as one of our directors since May 2006. Mr. Jordá’s experience has been primarily based in the oil and energy sector. Mr. Jordá has advised clients on potential refining and marketing projects as an employee of Gaffney Cline and Associates since May 2009 and as a self-employed consultant from March 2003 until May 2009. From October 2000 to March 2003, Mr. Jordá served as the president of PDV America and the chairman of the board of directors of Citgo Petroleum Corporation, each affiliates of Petroleos de Venezuela, S.A., a Venezuela stock-owned petroleum company, where he directed joint ventures in the United States. The Board believes that Mr. Jordá’s energy industry experience provides the Board with valuable expertise in energy industry matters.
Charles H. Leonard, age 61, has served as one of our directors since May 2006. Since March 2009, Mr. Leonard has served as chief financial officer of J.A.M. Distributing Company, a privately held provider of quality products and services in vertical markets centering on the fuel, oil and lubricants industries through its lubricant, fuel, automotive, marine, specialty and equipment divisions. From February 2008 until August 2008, Mr. Leonard served as executive vice president and chief financial officer of Landmark FBO, LLC, a privately held fixed base operator, including the related charter, aircraft sales, and maintenance assets for general aviation aircraft. From March 2006 to March 2007, Mr. Leonard served as the chief financial officer of EGL, Inc., a publicly traded company that provides transportation, supply chain management and information services. From September 2005 to December 2005, Mr. Leonard was the chief financial officer of, and from January 2006 to February 2006 was a consultant to, Transport Industries Holdings, Inc., a privately held transportation and logistics company. From September 1988 to July 2005, Mr. Leonard was employed by Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., a publicly traded master limited partnership, that owns and operates common carrier pipelines for the transportation of refined petroleum products, liquefied petroleum and natural gases, crude oil and petrochemicals. Mr. Leonard was responsible for the financial operations of the company and served in various capacities, including treasurer from 1996 to 2002, senior vice president commencing in 1990 and chief financial officer commencing in 1989. The Board believes that Mr. Leonard’s energy industry experience provides the Board with valuable expertise in energy industry matters.

Philip L. Maslowe, age 63, has served as one of our directors since May 2006. Since January 2010, Mr. Maslowe has served as a member of the board of directors and audit committee chairman of United Site Services, a privately held provider of portable restroom services, temporary fence, storage, erosion control, power sweeping and other site services. Since January 2009, Mr. Maslowe has served as a member of the board of directors and as chairman of the audit committee of American Media, Inc., a privately held publisher of celebrity journalism and health and fitness magazines. From July 2008 to December 2009, Mr. Maslowe served as a member of the board of directors, audit committee chairman and member of the Special Committee to Sell the Company of Hilex Poly Co., LLC, a privately held manufacturer of plastic bag and film products. Since December 2004, Mr. Maslowe has served on the board of directors and the audit committee and as chairman of the human resources committee of NorthWestern Corporation, doing business as NorthWestern Energy, a publicly traded provider of electricity and natural gas. From March 2006 until February 2007, Mr. Maslowe served on the board of managers of Gate Gourmet Group Holdings LLC, a privately held provider of catering services to airlines. From August 2002 to December 2004, Mr. Maslowe served as a member of the board of directors and audit committee and chairman of the corporate governance committee of Mariner Health Care, Inc., a provider of post-acute health care services. From May 2002 to February 2004, Mr. Maslowe served as chairman of the board of directors, chairman or member of the audit committee and as chairman or member of the compensation committee of AMF Bowling Worldwide, Inc., a company that operates bowling centers and holds an interest in a business that manufactures and sells bowling equipment. The Board believes that Mr. Maslowe’s retail industry experience provides the Board with valuable expertise in retail industry matters.
The Board of Directors recommends a vote “FOR” each of the above nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 3, 2010, the beneficial ownership of our Common Stock by (i) each person known by us to own more than five percent of our Common Stock, (ii) all of our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors, director nominees and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 7102 Commerce Way, Brentwood, Tennessee 37027.

	Amount and Nature of Beneficial		Percentage of
Name and Address of Beneficial Owner	Ownership of Common Stock (1)		Common Stock (2)
Delek Group Ltd. (3)	39,736,432		73.13%
Itshak Sharon (Tshuva) (4)	39,736,432		73.13%
Delek Petroleum Ltd. (3)	39,736,432		73.13%
Delek Hungary Holding Limited Liability Company (3)	39,389,869		72.49%
Clal Insurance Enterprises Holdings Ltd. (5)	3,357,549		6.18%
IDB Development Corporation Ltd. (5)	3,357,549		6.18%
IDB Holding Corporation Ltd. (5)	3,357,549		6.18%
Nochi Dankner (5)	3,357,549		6.18%
Shelly Bergman (5)	3,357,549		6.18%
Ruth Manor (5)	3,357,549		6.18%
Avraham Livnat (5)	3,357,549		6.18%
Ezra Uzi Yemin	644,009	(6)	1.19%
Gabriel Last	27,500		0.05%
Asaf Bartfeld	42,029		0.08%
Aharon Kacherginski	0		0.00%
Shlomo Zohar	0		0.00%
Zvi Greenfeld	65,000		0.12%
Carlos E. Jordá	4,921		0.01%
Charles H. Leonard	7,921		0.01%
Philip L. Maslowe	6,921		0.01%
Mark B. Cox	0		0.00%
Frederec Green	93,932		0.17%
Igal Zamir	0		0.00%
Assaf Ginzburg	46,282		0.09%
All directors, director nominees and executive officers as a group (16 persons)	1,023,210	(6)	1.88%

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any shares of Common Stock when such person has the right to acquire them within 60 days after March 3, 2010 (the “measurement date”). Edward Morgan is omitted from the table because his employment with us terminated in May 2009 (prior to the measurement date). For non-qualified stock options (“NQSOs”) and restricted stock units (“RSUs”), we report shares equal to the number of NQSOs or RSUs that are vested or that will vest within 60 days of the measurement date. For stock appreciation rights (“SARs”), we report the shares that would be delivered upon exercise of SARs that are vested or that will vest within 60 days of the measurement date (which is calculated by multiplying the number of SARs by the difference between the $7.78 fair market value of our common stock at the measurement date and the exercise price divided by the fair market value of the stock). For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any shares which such person has the right to acquire within 60 days after the measurement date are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based upon 54,339,479 shares of Common Stock issued and outstanding on the measurement date.

(3)	Delek Group Ltd. (“Delek Group”) is the parent company of Delek Petroleum Ltd. (“Delek Petroleum”), which directly holds 346,563 shares. Delek Petroleum is the parent company of Delek Hungary Holding Limited Liability Company (“Delek Hungary”), which directly holds 39,389,869 shares. In addition to the shares directly held, each entity’s direct and indirect parent companies may be deemed to indirectly beneficially own the shares directly held by subsidiaries. Each entity disclaims beneficial ownership of the Common Stock beneficially owned by its subsidiaries except to the extent of its pecuniary interest therein. The address of Delek Group and Delek Petroleum is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel. The address of Delek Hungary is 1134 Budapest, Vaci ut 35, Hungary.

(4)	Mr. Sharon’s address is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel. As of March 17, 2010, Mr. Sharon beneficially owned approximately 64.5% of the outstanding equity and voting ordinary shares of Delek Group through corporations that he controls. Mr. Sharon may be deemed to be an indirect beneficial owner of the Common Stock beneficially owned by Delek Group. Mr. Sharon disclaims beneficial ownership of the Common Stock beneficially owned by Delek Group, except to the extent of his pecuniary interest therein.

(5)	Voting power over the 3,357,549 shares is shared between (a) Clal Insurance Enterprises Holdings Ltd., 48 Menachem Begin Street, Tel-Aviv 66180, Israel, (b) IDB Development Corporation Ltd., IDB Holding Corporation Ltd. and Nochi Dankner, The Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel, (c) Shelly Bergman, 9 Hamishmar Ha’Ezrachi Street, Afeka, Tel Aviv 69697, Israel, (d) Ruth Manor, 26 Hagderot Street, Savyon 56526, Israel and (e) Avraham Livnat, Taavura Junction, Ramle 72102, Israel. This information is as of December 31, 2009, and is based on a Schedule 13G/A filed by the beneficial owners on February 16, 2010.

(6)	Does not include 695,760 SARs that will vest within 60 days of the measurement date because no shares of Common Stock would have been delivered to Mr. Yemin upon the exercise of the SARs on the measurement date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and regulations of the SEC thereunder require our executive officers and directors and persons who own more than ten percent of our Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership of our Common Stock and changes in their ownership with the SEC. Executive officers, directors and persons owning more than ten percent of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for or by those persons, we believe that, during the year ended December 31, 2009, all filing requirements applicable to our executive officers, directors and owners of more than ten percent of our Common Stock were met.
CORPORATE GOVERNANCE
Executive Officers of the Registrant
The following table sets forth the names, ages and positions of each of our current executive officers. Titles are held with Delek US Holdings, Inc. unless otherwise indicated.

Executive Officer	Age	Position
Ezra Uzi Yemin	41	President / Chief Executive Officer / Director
Mark B. Cox	51	Executive Vice President / Chief Financial Officer
Assaf Ginzburg	35	Executive Vice President
Frederec Green	44	Executive Vice President President / Chief Operating Officer of Delek Refining, Inc.
Igal Zamir	44	President of MAPCO Express, Inc. Vice President / Chief Operating Officer of Delek Marketing & Supply, Inc.
Harry P. (Pete) Daily	61	Vice President of MAPCO Express, Inc. Vice President of Wholesale Marketing of Delek Refining, Inc.
Lynwood E. Gregory, III	60	Senior Vice President Executive Vice President / Chief Operating Officer of MAPCO Express, Inc.
Kent B. Thomas	41	General Counsel / Secretary
Set forth below is a brief description of the business experience of these executive officers.
Ezra Uzi Yemin has served as our chief executive officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operation and performance. Prior to joining us, Mr. Yemin served from 2000 to 2001 as the chief financial officer of Delek — The Israel Fuel Corporation, Ltd., a fuel corporation in Israel and one of our affiliated entities. Additionally, he spent two years with CLAL Insurance Company Ltd., an insurance company in Israel and two years in the Insurance Commissioner’s Office of the Israel Ministry of Finance.
Mark B. Cox is our executive vice president and chief financial officer, and has served in that capacity since joining us in September 2009. Mr. Cox’s duties also include oversight of our investor relations. From June 2007 until September 2009, Mr. Cox served as the Senior Vice President — Treasurer and Director of Investor Relations of Western Refining, Inc., a publicly traded refining company. Between 1994 and 2007, he was employed by Giant Industries, Inc., and served in various positions including Vice President, Executive Vice President, Treasurer, Chief Financial Officer and Assistant Secretary.
Assaf Ginzburg is our principal strategic planning officer, and has served as our executive vice president since May 2009 and as vice president since February 2005. Since October 2007, Mr. Ginzburg has also served on the Board of Directors of Lion Oil Company, a privately held company in which we hold a 34.6% equity interest. Prior to joining us in November 2004, Mr. Ginzburg served as a financial advisor from July 2001 to March 2003 for Swary-Yohman Financial Consultants, and from April 1999 to July 2001 for Itzhak Swary Ltd., two consulting firms in Israel. Mr. Ginzburg has been a member of the Israel Institute of Certified Public Accountants since 2001 and served as trustee of court for a large Israeli public company in 2003 and 2004.

Frederec Green has served as our executive vice president since May 2009 and has served as the president of Delek Refining, Inc. since March 2007 and its chief operating officer since May 2005. Mr. Green is the primary operational officer for our refining operations and is also vice president of Delek Marketing & Supply, Inc. Since October 2007, Mr. Green has also served on the Board of Directors of Lion Oil Company, a privately held company in which we hold a 34.6% equity interest. Prior to joining us, from January 2004 to January 2005, Mr. Green operated Green Energy Advisors LLC, an independent consulting practice servicing commercial insurance carriers on petroleum refining and electrical matters. Mr. Green has 23 years experience in the refining industry working for UOP LLC, a refinery technology licensing firm, from 1987 to 1990 and Murphy Oil USA, Inc., from 1990 to 2004, where he served as a senior vice president during his last six years. Mr. Green has experience ranging from crude oil and feedstock supply, through all aspects of managing a refining business to product trading, transportation and sales.
Igal Zamir is the president of MAPCO Express, Inc., and has served in that capacity since joining us in June 2009. From 2006 until 2009, Mr. Zamir served as Chief Executive Officer of Metrolight, Ltd., a privately held Israeli corporation and global provider of proprietary energy saving solutions in High Intensity Discharge lighting systems. From 2004 until 2006, Mr. Zamir worked as an independent venture partner in Israel. From 1998 until 2004, Mr. Zamir served as Chief Executive Officer of Rostam Ltd., a privately held Israeli corporation and global provider of private label feminine hygiene products.
Pete Daily has served as the chief operating officer and a vice president of Delek Marketing & Supply, Inc. since September 2006. Since January 2007, Mr. Daily has also served as the vice president of wholesale marketing for Delek Refining, Inc., and a vice president of MAPCO Express, Inc. Mr. Daily’s duties include supervising the purchase and supply of fuels for our convenience stores, marketing the refined products from the Tyler refinery, and marketing our supply of refined products in west Texas. Mr. Daily has over 30 years of experience in marketing and supply of refined products. Mr. Daily served as the vice president of supply of MAPCO Express, Inc. from October 2001 until November 2004. Prior to rejoining us in September 2006, Mr. Daily worked for Truman Arnold Companies as vice president of wholesale marketing from November 2004 to September 2006, where his responsibilities included managing a wholesale marketing division with sales of petroleum products in 48 states. In connection with illegal insider trading allegations brought against him by the SEC in 2001, Mr. Daily consented, without admitting or denying the SEC’s allegations, to the entry of a civil judgment which permanently restrains and enjoins him from violating Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and required him to pay approximately $24,000 representing the disgorgement of profits and a one-time civil penalty.
Lynwood Gregory is the chief operating officer for all of our retail fuel and convenience store operations. He has served as our senior vice president since November 2003 and has served as the executive vice president and chief operating officer of MAPCO Express, Inc. since November 2002. From April 2001 to November 2002, Mr. Gregory served as a vice president of operations of MAPCO Express, Inc. Mr. Gregory began his employment with MAPCO Petroleum, Inc. in 1990 and served as vice president of operations and vice-president of marketing for Williams Express, Inc. prior to our acquisition of the company. Mr. Gregory is a veteran of the retail fuel and convenience store industry. His responsibilities over the course of his career have included operations, marketing and food service. Prior to joining MAPCO Petroleum, Inc., Mr. Gregory spent six years with Georgia Southern Oil, two years with Starvin Marvin’s / Globe Oil Company, and eight years with Crown Central Petroleum, all in upper management/executive positions, developing their presence in the Southeast. In February 2010, Mr. Gregory submitted his resignation from the Company effective September 15, 2010.
Kent Thomas has served as our general counsel and secretary since joining us in August 2005. Mr. Thomas has more than thirteen years experience practicing law in Nashville, Tennessee. Prior to joining us, Mr. Thomas spent four years at Colbert & Winstead, PC of Nashville, Tennessee, with a practice focused on litigating employment, commercial and copyright disputes and providing transactional representation in the banking, transportation, entertainment, restaurant and alcoholic beverage retail industries.

The Board of Directors
At the date of this Proxy Statement, the Board of Directors consists of the following seven members: Ezra Uzi Yemin, Gabriel Last, Asaf Bartfeld, Zvi Greenfeld, Carlos E. Jordá, Charles H. Leonard and Philip L. Maslowe. All current directors other than Mr. Greenfeld have been nominated for election at the Annual Meeting to serve for one year terms expiring at our annual meeting of stockholders in 2011. If Messrs. Kacherginski and Zohar are elected at the Annual Meeting to serve for one year terms expiring at our annual meeting of stockholders in 2011, the Board of Directors will consist of eight members.
The Board of Directors has determined that we are a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because Delek Group, Ltd. controls more than 50% of our voting power. As such, we rely on an exemption from the provisions of Section 303A.01 which would otherwise require our board of directors to be composed of a majority of independent directors. The Board of Directors has determined that each of Messrs. Jordá, Leonard and Maslowe qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.
Under the NYSE’s listing standards, a director will not be deemed independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. Based upon information requested from and provided by each director and director nominee concerning his background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board of Directors has determined that each of our independent directors has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and is therefore independent under the NYSE’s listing standards and applicable SEC rules and regulations.
The Board of Directors held seven meetings during 2009. Each of our directors attended at least seventy-five percent of the aggregate of all meetings of the Board and committees on which he served except for Mr. Last, who attended four of the seven Board meetings and did not serve on any Board committees. Although we have not adopted a policy with regard to board member attendance at annual meetings of our stockholders, six of our seven directors attended our annual meeting of stockholders on May 5, 2009 in Tyler, Texas.
No director serves as chairman or lead director and the Board believes that the absence of such roles encourages equal participation and consideration of all perspectives. The Board oversees the Company’s enterprise risk management program and typically receives the report of management’s enterprise risk management committee each March upon completion of the annual program.
The NYSE listing standards require our independent directors to meet at regularly scheduled executive sessions without management. Our independent directors intend to conduct such executive sessions in connection with each quarterly meeting of the Audit Committee in 2010. Mr. Maslowe will preside over all such sessions.
Communications with the Board of Directors
Stockholders or other interested parties who wish to communicate with any of our directors, any committee chairperson or the Board of Directors may do so by writing to the director, committee chairperson or the Board in care of the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. Communications received will be forwarded directly to the director to whom it is addressed. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate committee chairperson or to all members of the Board.
Committees of the Board of Directors
The Board of Directors has standing Audit and Compensation Committees. All three members of our Audit Committee qualify as independent directors under applicable SEC rules and regulations and the rules of the NYSE. Only one of the three members of our Compensation Committee qualifies an independent director. As a controlled company, we rely on an exemption from Section 303A.05 of the NYSE Listed Company Manual which would otherwise require our Compensation Committee to be composed entirely of independent directors.

As a controlled company, we also rely on an exemption from the provisions of Section 303A.04 of the NYSE Listed Company Manual which would otherwise require us to have a nominating/corporate governance committee. Because more than 50% of our voting power is controlled by Delek Group, Ltd., our Board of Directors believes it is unnecessary to have a nominating/corporate governance committee or a committee performing the functions of this committee. The entire Board of Directors participates in the nomination of candidates for election to the Board of Directors in accordance with our Board of Directors Governance Guidelines.
The Board of Directors is responsible for filling vacancies on the Board of Directors at any time during the year, and for nominating director nominees to stand for election at the annual meeting of stockholders. The Board of Directors does not generally utilize the services of search firms or consultants to assist in identifying and screening potential candidates. In accordance with our Board of Directors Governance Guidelines, the Board of Directors identifies individuals qualified to become directors and considers such factors as it deems appropriate, including the individual’s independence, education, experience, reputation, judgment, skill, integrity and industry knowledge. The Board considers the individual’s contribution to the Board’s overall diversity in the foregoing factors, the degree to which the individual’s qualities and attributes complement those of other directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and committees thereof. Directors should have experience in positions with a high degree of responsibility; be leaders in the organizations with which they are affiliated; and have the time, energy, interest and willingness to serve as a member of the Board of Directors. In determining fitness for service on the Board, the Board has no policy for considering racial or ethnic classifications, gender, religion or sexual orientation.
The Board of Directors will consider nominees for directors recommended by our stockholders and will evaluate each nominee using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations should write to the Board of Directors in care of the Secretary at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.
Audit Committee
The Audit Committee consists of Messrs. Maslowe (chairman), Leonard and Jordá. The composition of the Audit Committee has not changed since its inception on May 9, 2006. The Audit Committee met six times during 2009.
The Board has determined that (i) Messrs. Maslowe, Leonard and Jordá each qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE; and (ii) Mr. Maslowe is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.
The purpose of the Audit Committee is to provide assistance to the Board in the oversight of (a) the quality and integrity of our financial statements; (b) the disclosure and financial reporting process, including our financial statements; (c) our internal controls and procedures for financial reporting; (d) the performance of our internal audit function and independent registered public accounting firm employed by us for the purpose of preparing and issuing an audit report or related work; (e) the qualifications and independence of our independent registered public accounting firm; and (f) our compliance with policies under our Code of Business Conduct & Ethics and legal and regulatory requirements. These responsibilities are set forth in the Audit Committee’s charter, which is posted on our corporate website at www.DelekUS.com. In addition, the Audit Committee is generally responsible for administering our related party transactions policy.
Compensation Committee
The Compensation Committee consists of Messrs. Yemin (chairman), Bartfeld and Jordá. The composition of the Compensation Committee has not changed since its inception on May 9, 2006. The Compensation Committee met four times in 2009.
Among the three members of the Compensation Committee, only Mr. Jordá qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE. As a controlled company, we rely upon an exemption from NYSE requirements which would otherwise require our Compensation Committee to be composed entirely of independent directors.

The purpose of the Compensation Committee is to support the Board of Directors and work with management to ensure that compensation practices properly reflect management’s and our philosophy, competitive practices and regulatory requirements. The Compensation Committee reviews, provides advice on and, where appropriate, approves compensation objectives, plans, and levels.
The disinterested members of the Compensation Committee are responsible to our Board of Directors and stockholders for evaluating the performance of Mr. Yemin, our chief executive officer, and approving the compensation awarded to our executive officers. Mr. Yemin’s compensation, which is in part determined by the terms of his employment agreement, is approved by the disinterested members of our Board of Directors. These responsibilities are set forth in the Compensation Committee’s charter, which is posted on our corporate website at www.DelekUS.com.
The Compensation Committee relies heavily on the input and recommendations of Mr. Yemin in determining compensation for our executive officers (other than Mr. Yemin). In 2009, the Compensation Committee delegated a portion of its authority to determine base salaries, annual cash bonuses and the total mix and amount of long-term incentive compensation (including the recipients of such compensation) to Mr. Yemin, in consultation with the vice president of human resources, and subject to the approval of the Committee in the instance of our executive officers.
The Compensation Committee has also delegated a portion of its authority under the 2006 Long-Term Incentive Plan to Mr. Yemin. Under this authority, Mr. Yemin may grant up to 15,000 NQSOs to certain employees. The delegated authority is expressly limited to newly hired employees and employees that are promoted to a job classification that is eligible for equity awards. The delegated authority does not apply to employees who are subject to Section 16(b) of the Exchange Act or who are considered “covered employees” for purposes of Section 162(m) of the Internal Revenue Code.
The Compensation Committee has further limited this delegated authority by prescribing that grants of NQSOs pursuant to the delegated authority shall occur only once per calendar quarter. Under this directive, grants occur on the tenth day of the last calendar month of the quarter and cover eligible employees through the last day of the second calendar month of the quarter. In selecting the predetermined quarterly grant date, the Committee chose a date that would normally be after the public announcement of our financial results for the preceding quarter and 20 days before the close of the current quarter.
Grants of NQSOs by management under this delegated authority are confirmed by a contemporaneous written memorandum executed by management and maintained by the Secretary in the records of the Compensation Committee. Quantities of NQSOs in excess of the authority delegated to management are generally reserved for executive employees and are typically made by the Compensation Committee or Board of Directors in connection with the hiring or promotion of an executive employee. Grants that are not made on a predetermined quarterly grant date are usually tied to independent triggering events (such as the commencement of employment) or subject to waiting periods between the decision to grant and the grant date. See the sections titled “Compensation Setting Process,” “Base Salaries” and “Annual Bonuses” in the Compensation Discussion and Analysis for an additional discussion of the role of Mr. Yemin, other executive officers and compensation consultants in determining compensation.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised of Mr. Yemin, Mr. Bartfeld and Mr. Jordá. Mr. Yemin is the chairman of the Compensation Committee. He has served as our chief executive officer since June 2004 and our president and a director since April 2001. Mr. Bartfeld has served as Delek Group’s president and chief executive officer since September 2003. See “Executive Compensation” and “Director Compensation” for information regarding relationships and transactions involving the company in which Mr. Yemin and Mr. Bartfeld had an interest.
None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Board of Directors Governance Guidelines, Code of Business Conduct & Ethics and Committee Charters
The full texts of our Board of Directors Governance Guidelines and Code of Business Conduct & Ethics, as well as the charters for the Audit Committee and Compensation Committee, are available on our website (www.DelekUS.com). If we waive any material departure from a provision of our Code of Business Conduct & Ethics, we intend to post such waiver (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions) on this website.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
On March 6, 2007, our Board of Directors adopted a written related party transactions policy to document procedures pursuant to which “related party transactions” are reviewed, approved or ratified. Under SEC rules, a “related party transaction” means any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all employees and transactions involving less than $5,000, when aggregated with all similar transactions.
The policy states that, in most instances, the Audit Committee is best suited to review and approve related party transactions that may arise within the Company. However, the policy permits the disinterested members of the Board to exercise any authority otherwise assigned to the Audit Committee by the policy. In particular, the Board believes that any related party transaction in which any director is interested should be reviewed and approved by all disinterested members of the Board. An interested director is not allowed to vote upon a transaction in which he is involved. Depending upon the issue presented, the disinterested members of the Board may request to hear from the interested director during the course of its deliberations, but the interested director does not vote upon the matter and is not present during the vote on the matter.
A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
At December 31, 2009, Delek Group Ltd. (“Delek Group”) beneficially owned approximately 74% of our outstanding common stock. As a result, Delek Group and its controlling stockholder, Mr. Sharon (Tshuva), will continue to control the election of our directors, influence our corporate and management policies (including the declaration of dividends) and determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions.
Effective January 1, 2006, we entered into a management and consulting agreement with Delek Group, pursuant to which key management personnel of Delek Group provide management and consulting services to us, including matters relating to long-term planning, operational issues and financing strategies. The agreement has an initial term of one year and will continue thereafter until either party terminates the agreement upon 30 days advance notice. As compensation, the agreement provides for payment to Delek Group of $125,000 per calendar quarter, payment within 90 days of the end of each quarter and reimbursement for reasonable out-of-pocket costs and expenses incurred. Amounts paid under this agreement in 2009 totaled $252,282, net of expenses we paid on behalf of Delek Group, and amounts payable under this agreement as of December 31, 2009 totaled $51,387. This transaction was entered into prior to the adoption of our related party transactions policy in 2007. However, it was approved by our Board of Directors in February 2006, and we believe it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

In December 2008, our wholly-owned subsidiary, Delek Finance, Inc., borrowed $15 million from Delek Petroleum, an Israeli corporation controlled by our indirect majority stockholder, Delek Group, at an interest rate of LIBOR plus 4%. On December 17, 2008, our Audit Committee determined that the loan contained terms comparable to (or better than) those that could be obtained in arm’s length dealings with an unrelated third party. The principal was fully repaid on December 31, 2008 and interest of approximately $37,000 was paid in January 2009.
On September 29, 2009, we borrowed $65 million from Delek Petroleum under the terms of an unsecured term promissory note (the “Note”). Interest on the unpaid balance of the Note will be computed at a rate per annum equal to 8.5% (net of withholding taxes), provided that, at any time after December 31, 2009, the Lender may make a one-time modification to the rate of interest and to the currency of the principal amount (which is initially U.S. dollars) so long as the new rate of interest is not higher than the prevailing market rate of interest for similar notes. The Note matures on October 1, 2010 and requires the Company to make interest payments on each of December 31, 2009, March 31, 2010, June 30, 2010 and at maturity. The Note is prepayable in whole or in part at any time without penalty or premium at our election. The payment of the principal and interest on the Note may be accelerated upon the occurrence and continuance of customary events of default. The Company is responsible for the payment of any withholding taxes due on interest payments. On September 25, 2009, our Audit Committee determined that the loan contained terms comparable to (or better than) those that could be obtained in arm’s length dealings with an unrelated third party. The table below sets forth certain information pertaining to the Note:

Largest Amount of Principal Outstanding During 2009:	$65,000,000
Amount Outstanding at December 31, 2009:	$65,000,000
Principal Paid in 2009:	$0
Interest Paid in 2009 (net of withholding taxes):	$1,404,247

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following section entitled “Compensation Discussion and Analysis” is intended to provide material information that is necessary to an understanding of our compensation policies and decisions regarding the individuals named in the Summary Compensation Table on page 20 of this Proxy Statement. These individuals may be referred to as our “named executive officers” or “NEOs” herein.
Compensation Overview, Objectives and Philosophy
The emphasis of our 2009 compensation framework was executive retention, executive recruitment and compensation continuity in a manner that supported stockholder value. The 2009 framework was designed to reward the performance of our executives with reference to the overall performance of the company. Going forward, we have developed a compensation framework that is designed to:
•	Attract, motivate and retain key executives;

•	Centralize administration and control over individual compensation components;

•	Align the long-term economic interests of our executives with stockholders by providing a portion of executive compensation in the form of equity awards; and

•	Reward excellence and performance by executives that increases the value of our stock and promotes an ethical culture amongst our employees.
These objectives will govern the decisions that the Compensation Committee (the “Committee”) makes with respect to the amount and type of compensation payable to our NEOs. Further, we believe that these objectives strengthen our commitment to operate our business with the highest standards of ethical conduct.
Elements of Our Compensation
The compensation framework for our NEOs consists of the following three key elements.
•	Fixed Compensation: Base salaries, fixed bonuses, fringe benefits, perquisites, severance and other benefits are primarily intended to attract and retain our NEOs by providing reliable compensation that is not contingent upon short-term or long-term objectives.

•	Discretionary Compensation: Discretionary cash bonuses in the form of annual and/or special bonuses are primarily intended to reward superior performance by our NEOs. Discretionary cash bonuses also support fixed compensation in attracting and retaining our NEOs.

•	Long Term Incentive Compensation: Equity awards such as non-qualified options to purchase Common Stock (“NQSOs”), stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) are primarily intended to reward superior longer-term performance by our NEOs and align the long-term economic interests of our NEOs with our stockholders. Equity awards also support fixed compensation in attracting and retaining our NEOs.
Each of these elements is discussed further below.
Compensation Setting Process
Our Board of Directors has determined that we are a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual because Delek Group controls more than 50% of our voting power. As a controlled company, we rely upon an exemption from the NYSE requirement which would otherwise require our compensation committee to be composed entirely of independent directors. Among the three members of our Committee, only Mr. Jordá qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE.

Mr. Yemin’s compensation is determined by the disinterested members of the Board, and Mr. Yemin does not participate in discussions with our executive compensation consultants AON/Radford Consulting (“AON/Radford”), or Board deliberations with regard to his compensation. In determining Mr. Yemin’s compensation in 2009, AON/Radford worked with Mr. Thomas, our general counsel. The Committee is responsible for determining the amount and mix of total compensation to be paid to the other NEOs, and the Committee relies heavily on the input and recommendations of Mr. Yemin in making these determinations. The Committee also relies to a lesser extent upon prior studies performed for us by AON/Radford. For a description of the Committee’s delegation of authority to management, you should read the narrative discussion on page 12 of this Proxy Statement.
NEO compensation is generally paid in cash as base salary and bonus, although this is not due to any specific practice, policy or formula regarding the allocation between long-term and currently paid out compensation, between cash and non-cash compensation or between the different forms of non-cash compensation. Our goal from year to year is to develop an appropriate mix of fixed, discretionary and long-term compensation to attract and retain our NEOs while simultaneously incentivizing the NEOs to exert their best efforts to maximize near term results and longer term value for both us and our stockholders. In 2009, we executed employment agreements with certain of our existing NEOs that enhanced fixed compensation to encourage retention and granted significant equity awards to renew long-term incentives in light of the vesting of prior awards. However, in recognition of the challenging economic environment facing the industries in which we operate, as well as the Company’s financial performance during the year, we did not award any discretionary bonuses to our NEOs in 2009.
External Consultants / Benchmarking. We believe that effective executive compensation practices depend upon the particular facts and circumstances of each employer and should not be dictated by the practices of others. However, we also believe that, in some circumstances, external compensation consultants can provide valuable assistance to us in setting NEO compensation. Prior to our initial public offering, we engaged AON/Radford to provide advice to the Board of Directors in formulating NEO compensation. We identified a group of comparator companies (in consultation with AON/Radford), and AON/Radford researched this group in terms of base salary, total cash compensation and total compensation. In 2007, we engaged AON/Radford to reevaluate the comparator group and provide a competitive review of NEO compensation relative to published surveys and the comparator group including base salaries, annual incentives, total cash compensation, long-term incentives and total direct compensation. In May 2009, we engaged AON/Radford to provide a chief executive officer total compensation analysis and target compensation report. We expect that, from time to time, we will continue referencing data provided by AON/Radford in setting NEO compensation.
Our NEO compensation practices are not designed to track any particular company or group of companies. However, we believe that referencing compensation data from certain companies from time to time can be a useful tool in our decision making process for all areas of our compensation framework. We developed our initial list of comparator companies in consultation with AON/Radford prior to our initial public offering. The group was updated in consultation with AON/Radford in 2007 and included the following companies at the time that our 2009 compensation decisions were made: (a) independent refiners Alon USA Energy, Inc., Frontier Oil Corp., Holly Corporation, Murphy Oil Corporation, Sunoco, Inc., Tesoro Corporation, Valero Energy Corporation and Western Refining, Inc. and (b) independent fuel and convenience store retailers Alimentation Couche Tard, Inc., Casey’s General Stores, Inc., Hess Corporation, The Pantry, Inc., Susser Holdings Corporation and TravelCenters of America, LLC.
In March 2010, we reviewed the comparator group again and added refiner CVR Energy, Inc. because it is an independent refiner of similar size to us that became publicly traded since our last review. We removed Frontier Oil, Murphy Oil, Sunoco, Tesoro, Valero Energy, Alimentation Couche Tard and Hess based upon our desire to narrow the group to companies with market capitalization and annual revenues similar to our own. The revised list of comparator companies is set forth below and was referenced in developing our 2010 compensation framework. We believe the two groups provide an appropriate, comparative, cross-section of industry and human-resource competitors with market capitalization and operational complexity similar to ours.

Refining Companies	Retail Companies
Alon USA Energy, Inc.	Casey’s General Stores, Inc.
CVR Energy, Inc.	The Pantry, Inc.
Holly Corporation	Susser Holdings Corporation
Western Refining, Inc.	TravelCenters of America, LLC
Fixed Compensation
Our NEOs will typically receive a majority of their overall cash compensation as base salary. Generally, base salaries have not been based upon specific measures of corporate performance, but are determined upon the recommendations of the chief executive officer, based upon his determination of each employee’s individual performance, position and increased responsibilities assumed, how much others at the Company are paid, and contributions to both our financial performance and ethical culture. We generally seek to position base salary at or below the market median of the peer group. Our chief executive officer has discretion as to how much weight to assign to these factors. Much of this subjectivity was eliminated in 2009 when the majority of our NEOs executed employment contracts that established the executive’s base salary. For a description of these employment agreements, you should read the narrative discussion beginning on page 22 of this Proxy Statement.
Base salaries are reviewed annually, typically in December, and salary adjustments are generally effective in January. However, the explosion and fire at our Tyler refinery on November 20, 2008 resulted in a suspension of production that continued until May 2009. As a result, we postponed our annual review of NEO base salaries from December 2008 until the second quarter of 2009.
In May 2009, the Committee approved employment agreements for Messrs. Ginzburg and Green that set their base salaries during 2009. In determining the base salaries for Messrs. Ginzburg and Green, the Committee primarily considered their past service to the Company and their prominent positions and significant responsibilities with the Company. The Committee also compared their base salaries to the base salaries of the Company’s other officers (including the other NEOs), and, to a lesser extent, the base salaries of similar officers at comparator companies. Finally, the increase in their base salaries reflect their continuing contributions to our financial performance and the maintenance and promotion of an ethical culture within the Company.
In connection with the hiring of Mr. Zamir in June 2009 and Mr. Cox in August 2009, the Committee approved employment agreements that set their base salaries in 2009. In determining the base salaries for Messrs. Zamir and Cox, the Committee primarily considered their prominent positions and significant responsibilities with the Company. The Committee also compared their base salaries to the base salaries of the Company’s other officers (including the other NEOs), and, to a lesser extent, the base salaries of similar officers at comparator companies.
The Board approved Mr. Yemin’s new employment agreement in September 2009. In determining Mr. Yemin’s base salary, the Board compared his base salary to the base salaries of similar officers at comparator companies and considered his past service to the Company and his prominent position and significant responsibilities with the Company. Finally, the increase in Mr. Yemin’s base salary reflects his continuing contribution to our financial performance and the maintenance and promotion of an ethical culture within the Company.
Because the base salaries of all of our NEOs are currently fixed under the terms of written employment agreements, no review of NEO base salaries has occurred in 2010, and there have been no material changes to the salaries to be paid to our NEOs in 2010 from that paid to our named executive officers in 2009. The Committee believes that the base salaries paid to our NEOs are appropriate and help to achieve our objectives to attract, retain and motivate our NEOs. For a description of the base salaries paid to our NEOs for 2009, you should read the Summary Compensation Table beginning on page 20 of this Proxy Statement.
Discretionary Compensation
Annual cash bonuses to our NEOs (other than Mr. Yemin) are typically calculated as a percentage of base compensation and intended to reward company-wide performance and, to a lesser extent, individual performance during the year. From time to time, special cash bonuses may also be granted to our NEOs in order to reward outstanding performance or the achievement of business milestones.

At the end of each calendar year, management prepares and the Board of Directors approves an annual bonus budget for all employees as part of the overall operating budget for the company. The annual bonus pool for 2009 was developed in late 2008 by Mr. Yemin with reference to the prior year’s pool and the coming year’s overall budget. The bonus budget may be adjusted downward based on the Company’s actual results or other factors. Total annual bonuses to NEOs will generally be limited to the amount of this pool and will be based on the individual’s level of responsibility within the Company and, to a lesser extent, the individual’s performance. There are no predetermined formulae, weighted factors or specified list of criteria that is followed in setting bonuses, however, the employment agreements with our NEOs (other than Mr. Yemin) define a range of percentages within which any annual bonus must fall. Annual bonuses for a calendar year are typically determined in the first quarter of the ensuing calendar year.
Unlike our other NEOs whose annual cash bonuses are dictated by contractually specified ranges and determined and paid in the first quarter of the year in recognition of service in the prior calendar year, annual cash bonuses paid to Mr. Yemin are not subject to a predetermined range and are typically determined and paid after the first quarter of the year. As the top ranking executive of a subsidiary of a foreign company, the timing of Mr. Yemin’s bonus is influenced by the compensation practices of Delek Group which pays its executive bonuses after the first quarter. Mr. Yemin was not paid an annual bonus in 2009. As a result of the challenging economic environment that faced the Company in 2009, as well as the Company’s financial performance during the year, no discretionary cash bonuses were paid to our NEOs, including Mr. Yemin, for service in 2009.
The Committee believes that the bonuses paid to our NEOs are appropriate and help to achieve our objectives to attract, retain and motivate our NEOs and to reward excellent performance.
Long-Term Incentives
The Committee believes that the grant of non-cash, long-term compensation, primarily in the form of long-term incentive awards, to our named executive officers is appropriate to attract, motivate and retain such individuals, and enhance stockholder value through the use of non-cash, equity incentive compensation opportunities. The Committee believes that our best interests will be advanced by enabling our named executive officers, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards. Since long-term awards will increase in value in conjunction with an increase in the value of our common stock, the awards are designed to provide our named executive officers with an incentive to remain with us. For a description of the long-term incentive awards granted to our NEOs for 2009, you should read the Summary Compensation Table beginning on page 20 of this Proxy Statement and the Grants of Plan-Based Awards Table on page 21 of this Proxy Statement. For a description of our 2006 Long-Term Incentive Plan, you should read the narrative discussion beginning on page 29 of this Proxy Statement. For a description of the limited delegation of authority to our chief executive officer to grant certain NQSOs, as well as the predetermined quarterly grant date practices upon which this authority must be exercised, you should read page 12 of this Proxy Statement.
Fringe Benefits, Perquisites and Severance Provisions
Our NEOs are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability insurance. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan for eligible employees administered by Fidelity Management Trust Company. Employees must be at least 21 years of age with at least 1,000 hours worked to be eligible to participate in the plan. After the first anniversary of employment with us, we match employee contributions to the plan, including those by our named executive officers, on a fully vested basis up to a maximum of six percent of eligible compensation.
Since the 2008 tax year, we have reimbursed our executive officers for the cost of professional preparation of their income tax returns. Because our executive officers are typically among our most highly compensated employees, their personal tax returns may be examined in connection with examinations of our tax returns. In addition, Exchange Act reporting requirements expose the executive officers’ compensation to public scrutiny. We believe that encouraging our executive officers to seek professional tax preparation assistance will (a) mitigate the personal risks that accompany the heightened scrutiny of their compensation, (b) provide us with a retention and recruiting tool for executive officers, and (c) protect us from the negative publicity that could surround an executive officer’s misstatement of his or her personal income tax liabilities.

In addition, we provide limited additional perquisites to our NEOs. Messrs. Yemin and Ginzburg are each provided with rent-free residence in a company-owned home, the use of a company-owned automobile, $1,000 per child per month to cover education expenses for his minor children and the cost of roundtrip business class airfare for two trips to Israel for himself and his family as well as lodging and the use of an automobile while in Israel. Mr. Zamir is provided with the use of a company-owned automobile, $1,000 per child per month to cover education expenses for his minor children and the cost of roundtrip business class airfare for one trip to Israel for himself and his family. In addition, Mr. Green was reimbursed in 2009 in an amount less than $10,000 for the cost of his spouse’s commercial airfare for certain trips to our refinery in Tyler, Texas. We reimburse all of our executive officers for the value of income taxes incurred as result of residence and airfare benefits, and we reimburse Messrs. Ginzburg and Green for the value of income taxes incurred as a result of vested RSUs. For a description of the perquisites paid to our NEOs for 2009, you should read the Summary Compensation Table beginning on page 20 of this Proxy Statement.
The employment agreements with our NEOs as well as the Plan may require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or an exchange transaction. The employment agreements may also allow us to “clawback” certain compensation from our NEOs in connection with certain terminations of employment by the NEO. For a description of the terms of these arrangements see “Potential Payments Upon Termination or Change-in-Control Arrangements.”
We have established these arrangements because we believe that providing NEOs compensation and benefit arrangements upon termination or an exchange transaction is necessary for us to be competitive with compensation packages of our peer companies and assists us in recruiting and retaining talented executives. In addition, formalizing these benefits provides us with certainty in terms of our obligations to an eligible executive in the event that our relationship with any such executive is terminated.
Stock Ownership Requirements
We do not have express stock ownership guidelines.
Prohibition Against Speculative Transactions
Our Code of Business Conduct & Ethics, which applies to all of our employees and directors, prohibits speculative transactions in our stock such as short sales, puts, calls or other similar options to buy or sell our stock.
Guidelines For Trades By Insiders
We maintain policies that govern trading in our stock by officers and directors required to report under Section 16 of the Exchange Act, as well as certain other employees who may have regular access to material non-public information about us. These policies include pre-approval requirements for all trades and periodic trading “black-out” periods designed with reference to our quarterly financial reporting schedule. We also require pre-approval of all trading plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act. To mitigate the potential for abuse, no trades are allowed under a plan within 30 days after adoption. In addition, we discourage termination or amendment of plans by prohibiting trades under new or amended plans within 90 days following a plan termination or amendment.
Conclusion
The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our NEOs during 2009 and our intended compensation framework for 2010. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Ezra Uzi Yemin, Chairman
Asaf Bartfeld
Carlos E. Jordá
Summary Compensation Table
The following Summary Compensation Table sets forth the compensation for our chief executive officer, each of the two individuals that served as our chief financial officer and our three other most highly compensated executive officers for the fiscal year ended December 31, 2009 as well as comparative information for these officers for the two fiscal years prior. We refer to these individuals collectively herein as our “named executive officers” or “NEOs.” The footnotes to the Summary Compensation Table set forth narrative discussions of the material factors necessary to understand the information disclosed in the table.

							(e)	(f)	(i)
(a)			(c)		(d)		Stock	Option	All Other		(j)
Name and	(b)		Salary*		Bonus		Awards	Awards	Compensation		Total
Principal Position	Fiscal Year		($)	(%)(1)	($)(2)	(%)(1)	($)(3)	($)(4)	($)		($)
Ezra Uzi Yemin	2009		486,000	9.0	0	0.0	0	4,638,074	290,502	(5)	5,414,576
President / CEO	2008		288,000	28.0	400,000	38.9	0	0	339,092		1,027,092
	2007		288,000	36.0	400,000	50.0	0	0	111,555		799,555
Mark B. Cox	2009	(6)	73,846	13.5	50,000	9.1	249,600	174,217	263	(7)	547,926
Executive VP / CFO	2008		n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a
	2007		n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Edward Morgan	2009	(8)	75,750	30.4	0	0.0	0	0	173,082	(9)	248,832
Former VP / CFO	2008		195,000	75.3	50,000	19.3	0	0	13,800		258,800
	2007		190,000	60.8	95,000	30.4	0	13,985	13,260		312,245
Assaf Ginzburg	2009		213,077	23.2	50,000	5.4	275,100	310,619	71,587	(10)	920,383
Executive VP	2008		180,000	61.9	50,000	17.2	0	17,196	43,590		290,786
	2007		170,000	51.1	85,000	25.5	0	52,884	24,984		332,868
Frederec Green	2009		222,692	27.8	50,000	6.2	275,100	218,120	35,233	(11)	801,145
President / COO of	2008		205,000	72.7	50,000	17.7	0	17,196	9,773		281,969
Delek Refining, Inc.	2007		200,000	55.1	100,000	27.5	0	52,884	10,228		363,112
Igal Zamir	2009	(12)	121,000	21.0	50,000	8.7	137,550	173,853	93,912	(13)	576,316
President of MAPCO	2008		n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Express, Inc.	2007		n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a

*	Represents 27 bi-weekly pay periods during the fiscal year ended December 31, 2009.

(1)	This column represents the dollar amount as a percentage of the Total Compensation figure set forth in column (j).

(2)	Bonuses for the 2009 fiscal year consist of bonuses of $50,000 paid to each of Messrs. Cox, Ginzburg and Green pursuant to their respective employment agreements. Bonuses for the 2008 fiscal year consist of a special bonus paid in September 2008 to Mr. Yemin and annual bonuses paid in March 2009 to Messrs, Morgan, Ginzburg, Green and Gregory. Bonuses for the 2007 fiscal year consist of a special bonus paid in July 2007 to Mr. Yemin and annual bonuses paid in March 2008 to each of Messrs. Morgan, Ginzburg, Green and Gregory.

(3)	This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes for the fair value of RSUs granted in 2009 under the Plan. Fair value is calculated using the closing price of our stock on the date of grant. The grant date fair value for the 2009 grants was $9.17 for Messrs. Ginzburg, Green and Zamir and $8.32 for Mr. Cox. Assumptions used in the calculation of this amount for the 2009 fiscal year are included in footnote 12 to our audited financial statements for the 2009 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 12, 2010.

(4)	This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes for the fair value of NQSO and SAR awards pursuant to the Plan. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for the 2009 fiscal year are included in footnote 12 to our audited financial statements for the 2009 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 12, 2010. Amounts shown include the $10,432 incremental fair value of replacement options granted to each of Messrs. Ginzburg and Green under the Exchange Offer (as described on page 33 of this Proxy Statement) computed in accordance with FASB ASC Topic 718.

(5)	For the fiscal year 2009, the amounts in this column consist of matching contributions to the Company’s 401(k) plan in the amount of $17,275, life insurance premiums in the amount of $498 and the incremental costs of the following perquisites and other payments received: rent-free residence in a company-owned house in the amount of $134,974, reimbursement of the value of income taxes incurred as a result of the residence benefit in the amount of $72,678, a family education allowance of $37,384, the value of roundtrip airfare to Israel for himself and his family and reimbursement of the value of income taxes incurred as a result of the airfare benefit, personal use of a company-owned automobile, professional tax preparation fees and home telephone. We calculated the aggregate incremental cost of Mr. Yemin’s residence as the fair rental value of the property. We calculated the aggregate incremental cost of the education allowance and tax reimbursement as the dollar amount paid by us for each.

(6)	Mr. Cox commenced employment with us on September 8, 2009.

(7)	For the fiscal year 2009, the amounts in this column consist of life insurance premiums in the amount of $263.

(8)	Mr. Morgan terminated employment with us on May 11, 2009. Amounts listed in the Stock and Option Awards columns for the 2009 fiscal year reflect the amount recognized by us as compensation cost net of the value of awards forfeited during 2009 in the amounts of $41,829 and $122,347 respectively.

(9)	For the fiscal year 2009, the amounts in this column consist of matching contributions to the Company’s 401(k) plan in the amount of $10,813, life insurance premiums in the amount of $91, a longevity payment of $105,000, accrued but unused vacation in the amount of $53,250, COBRA premiums in the amount of $1,222 and dividend equivalents earned in the amount of $2,706.

(10)	For the fiscal year 2009, the amounts in this column consist of matching contributions to the Company’s 401(k) plan in the amount of $16,847, life insurance premiums in the amount of $239, dividend equivalents earned in the amount of $1,249 and the incremental costs of the following perquisites: rent-free residence in a company-owned house, a family education allowance, personal use of a company-owned automobile, professional tax preparation fees, the value of roundtrip airfare to Israel for Mr. Ginzburg and his family, the payment of taxes due on vested RSUs and the reimbursement of the value of income taxes incurred as a result of the residence, airfare and RSU tax benefits.

(11)	For the fiscal year 2009, the amounts in this column consist of matching contributions to the Company’s 401(k) plan in the amount of $10,731, life insurance premiums in the amount of $302, dividend equivalents earned in the amount of $2,081 and the incremental costs of the following perquisites: professional tax preparation fees, the value of roundtrip airfare to our Tyler refinery for Mr. Green’s family, the payment of taxes due on vested RSUs and reimbursement of the value of income taxes incurred as a result of the airfare and RSU tax benefits.

(12)	Mr. Zamir commenced employment with us on June 10, 2009.

(13)	For the fiscal year 2009, the amounts in this column consist of pre-employment consulting fees in the amount of $51,055, life insurance premiums in the amount of $142 and the incremental costs of the following perquisites: a family education allowance, personal use of a company-owned automobile, the value of roundtrip airfare to Israel for Mr. Zamir and his family and reimbursement of the value of income taxes incurred as a result of the airfare benefit.
Grants of Plan Based Awards in 2009
The following table provides information regarding plan-based awards granted during fiscal year 2009 to our NEOs.

						Exercise or	Grant Date
			Stock Awards:			Base Price of	Fair Value of
			Number of	Option Awards: Number		Option	Stock and
	Grant	Authorization	Shares of Stock	of Securities Underlying		Awards	Option
Name*	Date	Date	or Units (#)	Options (#)		($/Share) (1)	Awards (2)
Ezra Uzi Yemin	9/30/2009	9/25/2009	0	640,440	(3)	8.57	$1,358,444
	9/30/2009	9/25/2009	0	246,400	(3)	12.40	$628,320
	9/30/2009	9/25/2009	0	246,400	(3)	13.20	$648,032
	9/30/2009	9/25/2009	0	246,400	(3)	14.00	$672,672
	9/30/2009	9/25/2009	0	246,400	(3)	14.80	$689,920
	9/30/2009	9/25/2009	0	224,000	(3)	15.60	$640,640
Mark B. Cox	9/10/2009	8/25/2009	30,000	0		n/a	$249,600
	9/10/2009	8/25/2009	0	60,000		8.32	$174,000
Frederec Green	6/10/2009	5/05/2009	30,000	0		n/a	$275,100
	6/10/2009	5/05/2009	0	60,000		9.17	$197,400
	6/10/2009	5/05/2009	0	32,663	(4)	9.17	$107,461
	6/10/2009	5/05/2009	0	8,125	(4)	9.17	$26,731
	6/10/2009	5/05/2009	0	2,145	(4)	9.17	$7,057
	6/10/2009	5/05/2009	0	504	(4)	9.17	$1,658
	6/10/2009	5/05/2009	0	3,266	(4)	9.17	$10,745
	6/10/2009	5/05/2009	0	813	(4)	9.17	$2,675
Assaf Ginzburg	6/10/2009	5/05/2009	30,000	0		n/a	$275,100
	6/10/2009	5/05/2009	0	90,000		9.17	$296,100
	6/10/2009	5/05/2009	0	32,663	(4)	9.17	$107,461
	6/10/2009	5/05/2009	0	8,125	(4)	9.17	$26,731
	6/10/2009	5/05/2009	0	2,145	(4)	9.17	$7,057
	6/10/2009	5/05/2009	0	504	(4)	9.17	$1,658
	6/10/2009	5/05/2009	0	3,266	(4)	9.17	$10,745
	6/10/2009	5/05/2009	0	813	(4)	9.17	$2,675
Igal Zamir	6/10/2009	6/10/2009	15,000	0		n/a	$137,550
	6/10/2009	6/10/2009	0	54,000		9.17	$177,660

*	Mr. Morgan was not granted any plan-based awards in 2009.

(1)	For a description of the manner in which we determine the exercise prices of NQSOs under the Plan, you should read the discussion at page 32 of this Proxy Statement.

(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes over the expected term of the grant. Assumptions used in the calculation of this amount for the 2009 fiscal year are included in footnote 12 to our audited financial statements for the 2009 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 12, 2010.

(3)	Pursuant to his employment agreement, Mr. Yemin was granted 1,850,040 SARs on September 30, 2009 as follows:

SARs (#)	Vesting Date(s)	Base Price ($)
391,380	All vest on 3/31/2010	8.57
249,060	Vest monthly from 4/30/2010 – 10/31/2010	8.57
246,400	All vest on 3/31/2010	12.40
246,400	Vest monthly from 4/30/2010 – 2/28/2011	13.20
246,400	Vest monthly from 3/31/2011 – 1/31/2012	14.00
246,400	Vest monthly from 2/29/2012 – 12/31/2012	14.80
224,000	Vest monthly from 1/31/2013 – 10/31/2013	15.60

(4)	Received in exchange for options surrendered in the Exchange Offer (as described on page 33 of this Proxy Statement).
Yemin Employment Agreement. Upon the expiration of Mr. Yemin’s prior employment agreement in April 2009, we engaged AON/Radford to provide a chief executive officer total compensation analysis and target compensation report. AON/Radford reviewed published industry survey data for companies of similar size and scope as well as chief executive officer compensation data from our comparator companies. Based upon its research, AON/Radford recommended minimum, target and maximum compensation levels for Mr. Yemin divided into base salary, cash bonus and long-term incentive components. On September 25, 2009, the Board of Directors approved, and the Company entered into, an employment agreement with Mr. Yemin. The total compensation package set forth in the agreement is approximately equivalent to AON/Radford’s minimum recommendation.
The agreement is effective May 1, 2009 and ends October 31, 2013. Under the terms of the agreement, Mr. Yemin will continue to serve as the Company’s President and Chief Executive Officer, will receive a base monthly salary of $39,000 retroactive to January 1, 2009 and will be eligible to receive bonuses at the discretion of the Board. During his employment, he will also continue to receive the following perquisites: rent-free residence in a Company-owned home, the option to purchase the residence at the greater of the Company’s cost or fair market value, the use of a Company-owned automobile, the cost of reasonable personal travel to Israel during each calendar year for himself, his spouse and each of his minor children (including roundtrip airfare and ground transportation and lodging for up to seven days), an education allowance of $1,000 per month for each of his minor children and the reasonable costs of professional preparation of his personal income tax return(s). Income taxes incurred by Mr. Yemin on residence and airfare benefits will continue to be grossed up and reimbursed to him at his marginal tax rate.
Under the terms of the agreement, Mr. Yemin was granted 1,850,040 SARs on September 30, 2009. The SARs will expire upon the earlier of the first anniversary of Mr. Yemin’s termination of employment or October 31, 2014 (the first anniversary of the expiration of the agreement). In general, unvested SARs will expire immediately upon Mr. Yemin’s termination of employment. The SARs may be settled in shares of Common Stock or cash at the Company’s sole discretion. During the term of the SARs, the Company will also pay dividend equivalents in cash to Mr. Yemin on all shares subject to outstanding vested and unvested SARs.
Mr. Yemin may receive certain benefits upon the expiration or termination of his employment under the employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 25 of this Proxy Statement for further discussion of these terms of Mr. Yemin’s employment agreement.
Cox Employment Agreement. In connection with our hiring of Mr. Cox as our Executive Vice President and Chief Financial Officer, we entered into an employment agreement with him on August 25, 2009. Under the terms of the agreement, Mr. Cox will receive a base salary of $240,000 and was paid a cash contract bonus of $50,000. Subject to his continued employment through January 1, 2011, his base compensation will increase to $260,000 and he will be paid a second contract bonus of $50,000. If annual cash bonuses are paid during the contract term for service during the preceding calendar year, Mr. Cox is guaranteed an annual cash bonus between 33% and 75% of his base salary at the end of the bonus year. During his employment, he will also receive the reasonable costs of professional preparation of his personal income tax return(s) and was paid $100,000 in 2010 for the loss he incurred on the sale of his Texas home.

Under the terms of the agreement, Mr. Cox was granted 30,000 RSUs and a NQSO to purchase 60,000 shares of our Common Stock. The RSUs and NQSO were granted on September 10, 2009 and will vest ratably over the first four anniversaries of the grant date. Pursuant to our standard policies, NQSOs that vest or are vested upon termination of employment for any reason other than for cause will remain exercisable for 30 calendar days following termination of employment other than for cause.
Mr. Cox may receive certain benefits upon the expiration or termination of his employment under the employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 25 of this Proxy Statement for further discussion of these terms.
Ginzburg and Green Employment Agreements. On May 7, 2009, we entered into employment agreements with each of Messrs. Ginzburg and Green. Under the terms of the agreements, Messrs. Ginzburg and Green will each be employed for a period of three years commencing May 1, 2009.
Messrs. Ginzburg and Green will each receive a base salary of $220,000 during the first twelve months of the contract term, $240,000 during the second twelve months of the contract term, $260,000 during the final twelve months of the contract term and a cash contract bonus of $50,000 upon the commencement of each twelve month period of the contract term. If annual cash bonuses are paid during the contract term for service during the preceding calendar year, Messrs. Ginzburg and Green are each guaranteed an annual cash bonus between 33% and 75% of their respective base salary at the end of the bonus year.
Under the terms of the agreements, Mr. Ginzburg was granted a NQSO to purchase 90,000 shares of our Common Stock, Mr. Green was granted a NQSO to purchase 60,000 shares of our Common Stock and each were granted 30,000 RSUs. The NQSOs and RSUs granted to Messrs. Ginzburg and Green will vest ratably over the first three and four anniversaries, respectively, of the grant date. NQSOs that vest or are vested upon termination of employment for any reason other than for cause will remain exercisable for one year following termination of employment other than for cause.
Messrs. Ginzburg and Green will continue to receive their current tax preparation and airfare perquisites and Mr. Ginzburg will continue to receive his current residence and automobile perquisites. Beginning May 1, 2009, Mr. Ginzburg is entitled to an education stipend of $1,000 per month for each of his minor children. Mr. Ginzburg’s perquisites will continue for six months following termination of employment with us at any time and for any reason other than termination by us for cause. Taxes incurred by Messrs. Ginzburg and Green on vested RSUs, airfare perquisites and Mr. Ginzburg’s residence perquisite will be grossed up at the employee’s marginal tax rate.
Messrs. Ginzburg and Green may receive certain benefits upon the expiration or termination of his employment under the employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 25 of this Proxy Statement for further discussion of these terms.
Zamir Employment Agreement. In connection with our hiring of Mr. Zamir, our wholly-owned subsidiary, MAPCO Express, Inc. entered into an employment agreement with him on June 10, 2009. Under the terms of the agreement, Mr. Zamir will receive a base salary of $220,000 and up to three cash bonuses of $50,000 each. The first contract bonus was payable within 30 days of June 10, 2009, and the second and third contract bonuses are payable on June 10, 2010 and June 10, 2011, respectively. If annual cash bonuses are paid during the contract term for service during the preceding calendar year, Mr. Zamir is guaranteed an annual cash bonus between 25% and 75% of his base salary at the end of the bonus year. During his employment, Mr. Zamir will also receive the reasonable costs of professional preparation of his personal income tax return(s), the reasonable cost of one personal trip to Israel during each calendar year (including roundtrip business class airfare and ground transportation and lodging for up to an aggregate of fourteen calendar days) for himself, his spouse and his minor children, the personal use of a company-owned automobile and an education allowance of $1,000 per month for each of his minor children. Income taxes incurred by Mr. Zamir as a result of his airfare perquisites will be grossed up at his marginal tax rate.

Under the terms of the agreement, Mr. Zamir was granted 15,000 RSUs and a NQSO to purchase 54,000 shares of our Common Stock. The RSUs and NQSO were granted on June 10, 2009 and will vest ratably over the first three anniversaries of the grant date. Pursuant to our standard policies, NQSOs that vest or are vested upon termination of Mr. Zamir’s employment for any reason other than for cause will remain exercisable for 30 calendar days following termination of his employment.
Mr. Zamir may receive certain benefits upon the expiration or termination of his employment under the employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 25 of this Proxy Statement for further discussion of these terms.
2006 Long-Term Incentive Plan and Equity Grants. All NQSO, SAR and RSU grants in 2009 were made pursuant to the Plan including grants made pursuant to the Exchange Offer (as described on page 33 of this Proxy Statement) and all grants to NEOs. For a description of the Plan and the material terms of the awards reported in the Grants of Plan Based Awards in 2009 table, you should read the discussion beginning at page 29 of this Proxy Statement.
Outstanding Equity Awards at December 31, 2009
The following table provides information about the number of outstanding equity awards held by our NEOs at December 31, 2009.

	Option Awards								Stock Awards
	Number of Securities		Number of Securities						Number of		Market Value of
	Underlying		Underlying		Option				Shares or Units		Shares or Units of
	Unexercised Options		Unexercised Options		Exercise		Option		That Have Not		Stock That Have
Name*	(#) Exercisable		(#) Unexercisable		Price ($)		Expiration Date		Vested (#)		Not Vested ($) (1)
Ezra Uzi Yemin	1,319,493	(2)	0		2.03		4/30/2010		0		0
	0		640,440	(3)	8.57	(4)	10/31/2014	(5)	0		0
	0		246,400	(6)	12.40	(4)	10/31/2014	(5)	0		0
	0		246,400	(7)	13.20	(4)	10/31/2014	(5)	0		0
	0		246,400	(8)	14.00	(4)	10/31/2014	(5)	0		0
	0		246,400	(9)	14.80	(4)	10/31/2014	(5)	0		0
	0		224,000	(10)	15.60	(4)	10/31/2014	(5)	0		0
Mark B. Cox	0		60,000	(11)	8.32		9/10/2019		30,000	(11)	204,300
Frederec Green	0		60,000	(12)	9.17		6/10/2019		30,000	(12)	204,300
	35,182		12,334	(13)	9.17		6/10/2019		2,500	(14)	17,025
Assaf Ginzburg	0		90,000	(15)	9.17		6/10/2019		30,000	(15)	204,300
	35,182		12,334	(13)	9.17		6/10/2019		1,500	(14)	10,215
Igal Zamir	0		54,000	(15)	9.17		6/10/2019		15,000	(15)	102,150

*	Mr. Morgan did not hold any outstanding equity awards at December 31, 2009.

(1)	Amounts in this column are based upon a price of $6.81 per share which was the NYSE closing price of our Common Stock on December 31, 2009.

(2)	Pursuant to his former employment agreement, Mr. Yemin was granted share purchase rights in May 2004. Upon completion of our initial public offering in May 2006, the share purchase rights permitted him to purchase, subject to certain vesting requirements, up to 1,969,493 shares of our common stock which was five percent of our outstanding shares immediately prior to the completion of the initial public offering. All of the 1,319,493 share purchase rights remaining at December 31, 2009 were vested and exercisable. On February 21, 2010, Mr. Yemin exercised 1,319,493 share purchase rights in connection with a net share settlement. As a result, 638,909 shares of Common Stock were issued to him and 680,584 shares of Common Stock were withheld as a partial cashless exercise and to pay withholding taxes. The 1,319,493 share purchase rights were scheduled to expire on April 30, 2010.

(3)	The SARs vest with respect to 391,380 shares on March 31, 2010 and vest ratably with respect to the balance of the shares on the last day of each calendar month beginning April 30, 2010 and ending October 31, 2010.

(4)	Pursuant to his employment agreement, Mr. Yemin was granted 1,850,040 SARs on September 30, 2009. Please see note 3 to the Grant of Plan Based Awards in 2009 table on page 22 of this Proxy Statement for the vesting dates and base prices of these SARs.

(5)	The SARs terminate upon the earlier of (i) the one-year anniversary of Mr. Yemin’s termination of his employment agreement for any reason,or (ii) October 31, 2014.

(6)	The SARs vest on March 31, 2010.

(7)	The SARs vest ratably on the last day of each calendar month beginning April 30, 2010 and ending February 28, 2011.

(8)	The SARs vest ratably on the last day of each calendar month beginning March 31, 2011 and ending January 31, 2012.

(9)	The SARs vest ratably on the last day of each calendar month beginning February 29, 2012 and ending December 31, 2012.

(10)	The SARs vest ratably on the last day of each calendar month beginning January 31, 2013 and ending October 31, 2013.

(11)	The options and RSUs vest ratably on the first four anniversaries of September 10, 2009.

(12)	The options and RSUs vest ratably on the first four anniversaries of June 10, 2009.

(13)	The options were granted in connection with the Exchange Offer (as described on page 33 of this Proxy Statement) and vest with respect to 8,125 shares on May 9, 2010, 1,804 shares on June 10, 2010, 1,592 shares on June 10, 2011 and 813 shares on June 10, 2012.

(14)	The RSUs vest on May 9, 2010.

(15)	The options and RSUs vest ratably on the first three anniversaries of June 10, 2009.

Option Exercises and Stock Vested in 2009
The following table provides information about NQSO and SAR exercises by, and the vesting of RSUs for, our NEOs during fiscal year 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)(1)	Vesting ($)(2)
Ezra Uzi Yemin	0	n/a	0	n/a
Mark B. Cox	0	n/a	0	n/a
Edward Morgan	0	n/a	3,250	$33,378
Frederec Green	0	n/a	2,500	$25,675
Assaf Ginzburg	0	n/a	1,500	$15,405
Igal Zamir	0	n/a	0	n/a

(1)	All shares shown in this column vested on May 9, 2009.

(2)	The value shown in this column is based upon a value of $10.27 per share which was the NYSE closing price of our Common Stock on May 9, 2009.
Potential Payments Upon Termination or Change-In-Control
The following tables disclose the estimated payments and benefits that would be provided to each of our NEOs, applying the assumptions that each of the triggering events relating to termination of employment and changes in control described in their respective employment agreements and the 2006 Long-Term Incentive Plan took place on December 31, 2009 and their last day of employment was December 31, 2009. These amounts are in addition to benefits payable generally to our salaried employees. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

Name	Termination of Employment*		Change-In Control**
Ezra Uzi Yemin	$87,600	(1)	$0
Mark B. Cox	$131,078	(2)	$204,300	(3)
Edward Morgan	$159,472	(4)	n/a
Frederec Green	$245,485	(5)	$221,325	(6)
Assaf Ginzburg	$278,393	(7)	$214,515	(8)
Igal Zamir	$135,385	(9)	$102,150	(10)

*	The numbers in the “Termination of Employment” column assume that the Company terminated the NEO’s employment without cause on December 31, 2009 and that any required advance notice provisions were satisfied. No NQSOs or SARs would have provided value to our NEOs on December 31, 2009 because the exercise/base price of all such awards was above the $6.81 fair market value of our common stock.

**	The numbers in the “Change-In-Control” column assume that an “exchange transaction” (as described on page 43 of this Proxy Statement) occurred on December 31, 2009. No NQSOs or SARs would have provided value to our NEOs on December 31, 2009 because the exercise/base price of all such awards was above the $6.81 fair market value of our common stock. The 1,319,493 outstanding share purchase rights held by Mr. Yemin at December 31, 2009 were not granted under the Plan, are not subject to the “exchange transaction” provisions of the Plan and were otherwise fully vested at December 31, 2009.

(1)	Consists of $39,000 in salary continuation and an accrued but unused vacation payment of $48,600.

(2)	Consists of a $120,000 severance payment, $7,385 for the cost to continue health insurance for six months and an accrued but unused vacation payment of $3,692.

(3)	Consists of the value of 30,000 RSUs at $6.81 per share.

(4)	Mr. Morgan’s employment with us terminated in May 2009, and his separation payment consisted of a $105,000 longevity payment, $1,222 for the cost to continue health insurance and an accrued but unused vacation payment of $53,250.

(5)	Consists of a $60,000 longevity payment, a $110,000 severance payment, $7,385 for the cost to continue health insurance for six months and $68,100 representing the value of 10,000 accelerated RSUs at $6.81 per share.

(6)	Consists of the value of 32,500 RSUs at $6.81 per share.

(7)	Consists of a $75,000 longevity payment, a $110,000 severance payment, $7,385 for the cost to continue health insurance for six months, an accrued but unused vacation payment of $1,692, a family education allowance of $6,000 and $78,315 representing the value of 11,500 accelerated RSUs at $6.81 per share.

(8)	Consists of the value of 31,500 RSUs at $6.81 per share.

(9)	Consists of a $110,000 severance payment, $7,385 for the cost to continue health insurance for six months and a family education allowance of $18,000.

(10)	Consists of the value of 15,000 RSUs at $6.81 per share.

Yemin Employment Agreement. We have an employment agreement with Mr. Yemin which contains certain provisions relating to the termination of his employment. Either party may terminate the agreement prior to its expiration by providing one year advance written notice of termination. If Mr. Yemin’s employment is terminated prior to the expiration of the agreement, Mr. Yemin will be paid one month of salary continuation and an amount equivalent to unused vacation days accrued through the date of termination. Accrued and unused sick leave is not paid to Mr. Yemin upon the termination of his employment agreement. If Mr. Yemin terminates his employment prior to its expiration without providing the required advance notice, he will not be entitled to one month of salary continuation and the Company may, among other things, “clawback” an amount equivalent to the amount of base salary Mr. Yemin would have earned during the required, but not provided, notice period.
Mr. Yemin’s employment agreement also provides him with the option to purchase his residence from us following the termination of his employment (other than termination for cause). Under the terms of the option, Mr. Yemin may purchase the residence at a price equal to the greater of the cost we paid to purchase the residence or the fair market value of the residence. We do not believe that the option would have provided a quantifiable benefit to Mr. Yemin if he had exercised the option on December 31, 2009 because the option does not allow him to purchase the residence below fair market value.
If Mr. Yemin’s employment agreement terminates because of his death, he will not be entitled to the above-noted payments and benefits, other than accrued and unused vacation. However, pursuant to our standard policies for which the Company-paid premiums are disclosed in the summary compensation table, Mr. Yemin’s beneficiaries would receive a death benefit equal to one and half times Mr. Yemin’s salary at the time of death. Please see page 22 of this Proxy Statement for further discussion of the material terms of Mr. Yemin’s employment agreement.
Ginzburg and Green Employment Agreements. We have employment agreements with Messrs. Ginzburg and Green which contain certain provisions relating to the termination of employment including, without limitation, the provision that the Company may immediately terminate employment at any time for cause and the employee may terminate employment prior to the expiration of the contract term for a “good reason,” as defined in the respective employment agreements.
Upon termination of employment by the Company at any time and for any reason other than for cause, or if employment is terminated by the employee during the contract term for a good reason or after the contract term for any reason (provided that the employee provides at least 30 calendar days advance notice of termination), unvested NQSOs and RSUs will vest immediately to the extent that the NQSOs and RSUs would have vested had employment with us continued for six months. NQSOs that vest or are vested upon termination of employment for any reason other than termination by us for cause will remain exercisable for one year following termination of employment with us.
Upon termination of employment by us at any time for any reason other than for cause, or if employment is terminated by the employee during the contract term for a good reason or after the contract term for any reason (provided that the employee provides at least 30 calendar days advance notice of termination), the employee will be entitled to an annual cash bonus (prorated for the period of employment during the applicable bonus year and paid only if annual cash bonuses are paid to other employees), a severance payment equal to 50% of base salary (payable in the event of termination after the contract term by the employee only if the employee provides at least 30 calendar days advance written notice of termination), accrued and unused vacation time and a longevity payment equal to $15,000 for each full year of employment with us.
If the employee terminates employment before the expiration of the contract term other than for a good reason, the employee shall be entitled only to the longevity payment. However, if the employee terminates employment before the expiration of the contract term without providing at least six months advance written notice, the Company may “clawback” (a) an amount equivalent to the amount of base salary the employee would have earned during the required, but not provided, notice period and (b) the prorated amount of any contract bonus paid for an incomplete contract year.
Cox Employment Agreement. Upon termination of his employment by us for any reason other than for cause, Mr. Cox will be entitled to a severance payment equal to 50% of his base salary and the continuation of insurance benefits for six months following termination. The Company may “clawback” a pro rata portion of any contract bonus received within one year prior to any termination of employment by Mr. Cox.

Zamir Employment Agreement. Upon termination of employment by MAPCO for any reason other than for cause, Mr. Zamir will be entitled to a severance payment equal to 50% of his base salary and the continuation of insurance, automobile and education allowance benefits for six months following termination. If Mr. Zamir terminates his employment within the first three years following the commencement of his employment, the Company may “clawback” a pro rata portion of any contract bonus received within one year prior to any termination of employment.
Other Agreements. Pursuant to a verbal agreement, Mr. Morgan, was entitled to be paid for accrued but unused vacation upon the termination of his employment. Upon the termination of his employment in May 2009, Mr. Morgan was paid $53,250 pursuant to this arrangement.
2006 Long-Term Incentive Plan. Under the Plan and the applicable award agreements, any awards that are not vested at the time the participant’s employment terminates will be forfeited unless our Board of Directors or Compensation Committee determines otherwise. In general, vested options that have not been exercised at the time of termination of employment will be forfeited unless they are exercised within 30 days after such termination. If an “exchange transaction” (as described in Proposal 2) occurs with respect to our common stock, then, unless other arrangements are made, unvested awards granted under the Plan may be treated under either of two alternatives. They may be converted into economically equivalent awards with respect to the stock of the acquiring or successor company, or they may become fully vested and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out). Subject to the above, the disposition of unvested awards under the Plan in the event of an exchange transaction will be determined by our Board, in its discretion. For the purposes of the Plan, an “exchange transaction” includes certain mergers or other transactions which result in our common stockholders receiving cash, stock or other property in exchange for or in connection with their shares of our common stock. For an illustration of the value of accelerated equity awards under the Plan assuming that an “exchange transaction” occurred on December 31, 2009, please see the “Change-In-Control” column in the “Potential Payments Upon Termination or Change-In-Control” table on page 25 of this Proxy Statement.
Director Compensation in 2009
The following table sets forth a summary of the compensation we paid to our non-management directors during fiscal year 2009.

	Fees Earned or			All Other
Name	Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Compensation		Total
Asaf Bartfeld	0	0	$0	0		$0
Gabriel Last	0	0	$0	0		$0
Zvi Greenfeld	0	0	$0	$92,040	(4)	$92,040
Carlos E. Jordá	$43,750	$13,755	$11,179	$1,267	(5)	$69,951
Charles H. Leonard	$39,750	$13,755	$11,179	$1,267	(5)	$65,951
Philip L. Maslowe	$45,250	$13,755	$11,179	$1,267	(5)	$71,451

(1)	This column reports the amount of cash compensation earned in 2009 for Board and committee service.

(2)	Messrs. Jordá, Leonard and Maslowe were each granted 1,500 RSUs on June 10, 2009 and none were vested on December 31, 2009. Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes. The grant date fair value of $9.17 was equal to the closing price of our Common Stock on the grant date. Assumptions used in the calculation of this amount for the 2009 fiscal year are included in footnote 12 to our audited financial statements for the 2009 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 12, 2010.

(3)	Messrs. Jordá, Leonard and Maslowe were each granted 3,000 NQSOs on June 10, 2009 and none were vested on December 31, 2009. Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes. Pursuant to SEC rules, the amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value per option for the NQSO awards was $3.29. Assumptions used in the calculation of this amount for the 2009 fiscal year are included in footnote 12 to our audited financial statements for the 2009 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 12, 2010. Amounts shown include the $658 incremental fair value of replacement options granted to each of Messrs. Jordá, Leonard and Maslowe under the Exchange Offer (as described on page 33 of this Proxy Statement) computed in accordance with FASB ASC Topic 718.

(4)	Consists of fees paid pursuant to Mr. Greenfeld’s amended and restated consulting agreement (discussed below).

(5)	Consists of dividend equivalents earned upon vested RSUs.

We do not currently pay any director compensation to our non-independent directors. The compensation framework for our independent directors, Messrs. Jordá, Leonard and Maslowe, was determined by the Board. Future changes to cash and equity compensation for our independent directors will be determined by the Board.
Independent Director Cash Compensation. Our independent directors receive an annual cash fee of $25,000 and an additional annual cash fee of $7,500 for serving as chairman of a Board committee. From among our independent directors, only Mr. Maslowe serves as chairman of a Board committee. The independent directors receive meeting fees of $1,500 per board meeting attended in person, $1,000 per committee meeting attended in person and half the fee otherwise due for meetings attended other than in person. We reimburse our directors for all reasonable expenses incurred for attending meetings and service on our Board.
Independent Director Equity Compensation. On June 10, 2009, each independent director received a NQSO to purchase 3,000 shares of Common Stock. Each NQSO has an exercise price per share of $9.17 and vests in equal amounts on the first four anniversaries of the grant date. Each independent director also received 1,500 RSUs on June 10, 2009 which will vest in equal amounts on the first four anniversaries of the grant date. We intend to continue making annual grants of equity awards to each independent director.
Other Compensation. As of May 1, 2005, we entered into an amended and restated consulting agreement with Greenfeld-Energy Consulting, Ltd. (“Greenfeld-Energy”), a company owned and controlled by Mr. Greenfeld. Under the consulting agreement, Mr. Greenfeld, who has extensive experience in the energy industry, assists management in determining the capital budget of the Tyler refinery and in evaluating our progress in completing capital projects. He also works with management to determine the most cost effective types and grades of crude oil to be purchased for our refinery, both for short and long-term production. Finally, Mr. Greenfeld works with our management to evaluate the progress of our crude optimization projects which are intended to increase our refinery’s production and profitability. Pursuant to the consulting agreement, we compensated Greenfeld-Energy $7,670 per month commencing September 2005, plus reasonable expenses, for consulting services relating to the refining industry performed personally by Mr. Greenfeld. In April 2006, we paid Greenfeld-Energy a bonus of $70,000 for services rendered in 2005. In addition, Mr. Greenfeld was granted a NQSO under the Plan in May 2006 that allows him to purchase 130,000 shares of our Common Stock and vests ratably on the first five anniversaries of the grant date. As of December 31, 2009, the NQSO was vested and exercisable with respect to 65,000 of the 117,000 shares outstanding. The amended and restated agreement continues in effect until terminated by either party upon six months advance notice to the other party.
We granted NQSOs under the Plan to Mr. Bartfeld in December 2006 and Mr. Last in January 2007. The NQSOs vest ratably over the first four anniversaries of the grant date and allow each of them to purchase 28,000 shares of our Common Stock. As of December 31, 2009, Mr. Bartfeld’s NQSO was vested and exercisable with respect to 21,000 of the 28,000 shares outstanding, and Mr. Last’s NQSO was vested and exercisable with respect to 14,000 of the 28,000 shares outstanding. These NQSOs were granted as special, one-time grants in consideration of their supervision and direction of the management and consulting services provided by Delek Group to us and not as compensation for their services as directors.

PROPOSAL 2
APPROVAL OF AN AMENDMENT TO OUR 2006 LONG-TERM INCENTIVE PLAN TO, AMONG
OTHER THINGS, INCREASE THE MAXIMUM NUMBER OF SHARES AUTHORIZED FOR ISSUANCE
BY 2,000,000 SHARES, TO A TOTAL OF 5,053,392 SHARES
Our Board of Directors and sole stockholder adopted the 2006 Long-Term Incentive Plan (the “Plan”) in April 2006 prior to our initial public offering of Common Stock. The Plan is a flexible vehicle through which we can attract, motivate, reward and retain key personnel of the Company and its affiliates through the grant of equity-based and/or cash incentive awards.
At March 15, 2010, the Plan provided equity-based compensation to approximately 300 of our employees, including our NEOs and directors, 251,284 shares had been issued under the Plan, 635,795 shares were subject to outstanding and exercisable equity awards, 3,078,818 shares were subject to outstanding but unvested equity awards and 2,802,108 shares were available for future issuance.
The amendment increasing the number of shares that may be issued under the Plan is necessary to allow us to continue to utilize equity-based compensation awards to retain and attract the services of key individuals essential to our growth and success. The amendment also includes provisions that, provided they are approved by our stockholders, would allow us to grant performance based awards under the Plan that can qualify for the performance based compensation exemption from the executive compensation deduction limitations of Section 162(m) of the Internal Revenue Code, as amended (the “Code”). Our employees are our most valuable asset and such awards are crucial to our ability to motivate individuals in our service to achieve our goals. The Board believes that such equity incentives are necessary for us to remain competitive with regard to retaining and attracting qualified individuals. In addition, the Plan enables participants to share in our future success. In furtherance of these objectives, the Board unanimously adopted the amendment described below on March 25, 2010, subject to approval by the stockholders at the annual meeting. If our stockholders fail to approve the amendment to the Plan, the Plan will continue to operate pursuant to its existing terms with no change to the number of shares authorized for issuance under the Plan or any of the other provisions set forth below.
The Company has filed a Form S-8 Registration Statement with the SEC registering the shares of Common Stock currently issuable under the Plan. If this proposal is approved by our stockholders, the Board intends to cause the additional shares of Common Stock that will become available for issuance under the Plan to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such additional shares.
Summary of Proposed Material Changes to the Plan
The amendment approved by the Board and that is subject to stockholder approval would:
•	Increase the maximum number of shares authorized for issuance by 2,000,000 to a total of 5,053,392 shares;
•	Impose limits on the number of shares of Common Stock that may be subject to awards granted under the Plan in a single calendar year to any individual participant, and impose limits on the dollar amount of cash incentive awards a participant may earn under the Plan for any calendar year;
•	Allow the Board to appoint a committee (the “Committee”), which may or may not be the Compensation Committee, with limited authority under the Plan, including, for example, authority to grant to certain executives and administer awards which are intended to qualify for the performance-based compensation exemption from the deduction limitation imposed by Section 162(m) of the Code; and
•	Allow us to condition the grant, exercise, vesting or settlement of equity-based awards, and the grant, vesting or payment of annual and long-term cash incentive awards, on the achievement of specified performance goals.

Summary of the Amended Plan
The following is a brief description of the material features of the Plan, as it would be amended if this Proposal is approved by our stockholders. This summary is qualified in its entirety by reference to the full text of the amended Plan, a copy of which is attached to this Proxy Statement as Appendix A.
Shares Available Under the Amended Plan. Assuming stockholder approval of this Proposal is obtained, the number of shares authorized for issuance under the Plan would be increased by 2,000,000 so that 5,053,392 shares in the aggregate could be issued under the Plan (taking into account the 251,284 shares issued under the Plan as of March 15, 2010 and the 635,795 shares currently subject to outstanding and exercisable awards).
Forms of Equity Awards. Awards under the Plan may be in the form of options to purchase shares of our Common Stock, stock appreciation rights, restricted stock awards, deferred stock awards and other forms of stock based awards.
•	Stock Options. A stock option is a right to purchase shares of our Common Stock at a price fixed on the grant date, subject to vesting and other restrictions and conditions as determined by the Committee. Options granted under the Plan may be “incentive stock options” (“ISOs”) or “non-qualified stock options” (“NQSOs”) under the Code, depending upon the terms of the options and their designation by the Committee. The option purchase price per share may not be less than the fair market value per share of our Common Stock on the option grant date. The Committee may permit the exercise price to be paid in cash, by delivering previously-owned unrestricted shares having a value equal to the exercise price, by a cashless broker-assisted exercise, by the receipt of net shares pursuant to which we withhold from the option settlement shares having a value sufficient to cover the exercise price, or by a combination of these methods. No option may be exercisable after the tenth anniversary of the option grant date. Unless the Committee determines otherwise, options will expire sooner following the termination of a participant’s employment or other service.
•	Stock Appreciation Rights (“SARs”). A stock appreciation right, or SAR, entitles a participant to receive upon exercise a payment equal to the difference between the base price of the SAR and the market price of our Common Stock on the date of exercise. The settlement of an SAR may be in the form of cash, shares, or a combination of cash and shares. The base price of an SAR may not be less than the fair market value of our Common Stock on the grant date. No SARs may be exercised after the tenth anniversary of the grant date. The award of SARs to Mr. Yemin in September 2009 marked our initial grant of SARs under the Plan. SARs are generally less dilutive than stock options because the SAR holder is not entitled to purchase the underlying shares. While a stock option holder typically realizes the appreciation in stock value by purchasing each underlying share at the fixed price and selling each underlying share at the market price, an SAR holder realizes the same appreciation without purchasing the underlying shares. As a result, an SAR is typically settled by issuing a quantity of shares that is significantly less than the quantity of shares covered by the SAR. For larger quantity equity awards, we believe the anti-dilutive nature of SARs make them an attractive alternative to stock options. Also, unlike stock options, we can reserve the right to settle SARs in cash.
•	Restricted Stock. Restricted stock is Common Stock that is issued subject to transfer restrictions and vesting, forfeiture and other conditions, as determined by the Committee. Shares of restricted stock generally vest upon satisfaction of specified performance conditions established by the Committee and/or the participant’s continuing employment or other service for a specified period of time. Unless otherwise determined by the Committee, the holder of a restricted stock award is entitled to vote the shares of restricted stock covered by the award and to receive the dividends paid on the shares (which may also be subject to vesting and other conditions).
•	Restricted Stock Units (“RSUs”). An RSU award consists of the right to receive shares of our Common Stock in the future, subject to vesting, forfeiture and other conditions, as determined by the Committee. An RSU will generally vest upon satisfaction of specified performance conditions established by the Committee and/or the participant’s continuing employment or other service for a specified period of time. The holder of an RSU has no rights as a shareholder with respect to the underlying shares unless and until the award vests and the award is settled in shares. However, the Committee may provide for the payment of dividend equivalents in the form of cash or shares in an amount equal to the dividends that would have been payable if the shares were outstanding.

•	Other Stock-Based Awards. The Committee may grant other forms of awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our Common Stock. These awards may include, for example, stock bonuses, dividend equivalents (either alone or in conjunction with other awards), convertible or exchangeable debt securities, and other rights convertible or exchangeable into shares.
Performance-Based Equity and Cash Awards. If the proposed Plan amendment is approved by our stockholders, we will be able to make various types of performance-based awards that can qualify for the performance-based compensation exemption from the executive compensation deduction limitations of Section 162(m) of the Code. The amendment would allow us to condition the grant, exercise, vesting or settlement of equity-based awards and the grant, vesting or payment of annual and long-term cash incentive awards on the achievement of specified performance goals. The applicable performance period for measuring achievement of specified performance goals may be any period designated by the Committee. A performance goal established in connection with an award must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date when fulfillment is substantially uncertain, but not later than ninety days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on business criteria such as total revenue, operating income, cash flow, among other things. The performance criteria that could be used in establishing performance goals under the Plan include:
(i)	total revenue or any key component thereof;

(ii)	operating income, pre-tax or after-tax income from continuing operations; earnings before interest, taxes and amortization (i.e. EBITA); earnings before interest, taxes, depreciation and amortization (i.e. EBITDA); or net income;

(iii)	cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

(iv)	earnings per share or earnings per share from continuing operations (basic or diluted);

(v)	return on capital employed, return on invested capital, return on assets or net assets;

(vi)	after-tax return on stockholders’ equity;

(vii)	economic value created;

(viii)	operating margins or operating expenses;

(ix)	value of the Common Stock or total return to stockholders;

(x)	value of an investment in the Common Stock assuming the reinvestment of dividends;

(xi)	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, ethics and compliance goals, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or

(xii)	a combination of any or all of the foregoing criteria.
Dividend Equivalents. We can provide that participants will be credited with dividend equivalents in connection with equity based awards made under the Plan. Basically, dividend equivalents enable a participant to receive dividends declared and paid on shares underlying the award, subject to such vesting and other conditions as we may impose.
Plan Limits. If the proposed Plan amendment is approved by our stockholders, we will be allowed to issue up to 5,053,392 shares of our Common Stock under the Plan (subject to adjustment to reflect certain transactions and events specified in the Plan). This represents an increase of 2,000,000 shares over the current limit. Shares covered by the unexercised portion of an award that terminates, expires or is canceled or settled in cash, shares forfeited or repurchased under the Plan, and shares withheld or surrendered in order to pay the exercise or purchase price under an award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an award will again become available for issuance under the Plan. Under the proposed Plan amendment, no more than 2,500,000 shares of Common Stock may be subject to awards granted in a single calendar year to any individual participant, and no participant may earn a cash incentive award under the Plan for any calendar year in excess of $5,000,000.

Administration of the Plan. Generally, the Compensation Committee administers the Plan, and has discretion to select the persons to whom awards will be made under the Plan and prescribe the terms and conditions of each award under the Plan, subject to the delegation of authority to Mr. Yemin with respect to some option grants, as discussed above under “Committees of the Board — Compensation Committee.” For a description of the Committee’s delegation of authority to grant NQSOs, you should read the narrative discussion on page 12 of this Proxy Statement.
The Board of Directors also has the power to administer the Plan. With respect to the application of the Plan to non-employee directors, the disinterested members of the Board of Directors have sole responsibility and authority for matters relating to the grant and administration of awards.
Under the proposed Plan amendment, the Board may also appoint a committee other than the Compensation Committee consisting of individuals who are “non-employee directors” (within the meaning of Rule 16b-3(b)(3) of the Exchange Act) and “outside directors” (within the meaning of Treasury Regulation Section 1.162-27(e)(3)) with limited authority under the Plan, including, for example, authority to grant to certain executives and administer awards which are intended to qualify for the performance-based compensation exemption from the deduction limitation imposed by Section 162(m) of the Code).
Timing and Pricing of Equity Awards. We do not have any plan to select equity grant dates for our NEOs in coordination with the release of material non-public information. However, the Compensation Committee requires that grants of NQSOs made by the chief executive officer pursuant to delegated authority shall occur only once per calendar quarter. Under this directive, grants occur on the tenth day of the last calendar month of the quarter and cover eligible employees through the last day of the second calendar month of the quarter. In selecting the predetermined quarterly grant date, we chose a date that would normally be after the public announcement of our financial results for the preceding quarter and 20 days before the close of the current quarter. The exercise/base price of all stock options and SARs awarded to our NEOs under the Plan is set at or above the market price at the time of the award.
From the inception of the Plan through May 2009, all employee NQSOs under the Plan were awarded in two simultaneous grants. 75% of the NQSOs vested ratably on the first three anniversaries of the grant and were exercisable at the greater of $16.00 (the initial public offering price of our stock) or the fair market value of our stock on the grant date. The remaining 25% of the NQSOs vested on the fourth anniversary of the grant and were exercisable at a price approximately equal to 140% of the exercise price of the NQSOs vesting over the first three anniversaries of the grant. However, the extraordinary decline in the United States stock market since 2007 caused us to reevaluate our NQSO grant practices in May 2009. Beginning in June 2009, and excluding replacement NQSOs that were issued pursuant to the 2009 option exchange program, NQSOs will generally vest ratably on the first four anniversaries of the grant and will be exercisable at a price equal to the market price of our Common Stock on the date of the grant. We define the market price of our Common Stock as the NYSE closing price on the date of the grant, or the last previous NYSE closing price if the date of the grant occurs on a day when the NYSE is not open for trading.
Since the inception of the Plan, most RSU awards have vested ratably over four years and we expect this practice to continue. In contrast to NQSO awards, we believe RSUs are beneficial because they are provided to our NEOs at no cost (other than taxes) to the executive, provide immediate value (subject to vesting conditions), provide further incentive for such individuals to remain with us and are less dilutive than NQSOs.
Initial Equity Awards to Employees. Upon the closing of our initial public offering in May 2006, certain directors and employees, including our NEOs (other than Mr. Yemin), received their initial grants of NQSOs and RSUs under the Plan. Since then, we have continued to make initial grants of NQSOs and RSUs to newly hired employees based primarily upon an employee’s responsibilities within the Company. The initial equity awards are designed to assist in recruitment and retention. In addition, the initial equity awards provide our new employees with an immediate stake in our performance and are intended to immediately align the interests of our directors, employees and stockholders by providing a direct incentive for directors and employees to focus on stockholder value and regulatory compliance. Between the closing of our initial public offering and its first anniversary in May 2007, the scale utilized for initial awards was equivalent to approximately 75% of the scale used at the time of the initial public offering. Since May 2007, the scale applied to NQSO awards to newly hired employees has been equivalent to approximately 50% of the scale at the time of the initial public offering.

Annual Equity Awards to Employees. In addition to the initial grant of equity awards received in 2006, our NEOs (other than Mr. Yemin) were granted additional NQSO awards in 2007, 2008 and 2009. The additional grants were made on June 10 in each year (one of our predetermined quarterly grant dates) as part of an annual grant of NQSO awards to all employees who received NQSO awards under the Plan during the prior calendar year. The scale used for the annual awards has been approximately 10% of the scale used at the time of the initial public offering. The annual grants are designed to maintain the alignment of interests of our employees and stockholders for the long term.
Assuming our stockholders approve the proposed Plan amendment, we intend to continue our practice of providing long-term equity-based compensation through time-vested grants to certain employees, including our NEOs. We anticipate that most future grants of NQSOs will have four-year ratable vesting and exercise prices determined in the manner described above. We also intend to continue our practice of making initial grants to new employees as well as annual grants in quantities less than the employee’s initial grant. The Committee will continue to develop the timing of, and the individual grant guidelines for, the annual grants under the Plan. The Compensation Committee does not currently consider gains from prior equity awards in setting other elements of compensation.
Equity Awards to Independent Directors. For a description of the equity awards we have made and expect to make to our independent directors, you should read the narrative beginning on page 28 of this Proxy Statement.
2009 Option Exchange Program. In May 2009, our Board of Directors and our stockholders approved an offer (the “Exchange Offer”), by the Company to eligible employees and directors of the Company and its subsidiaries, to exchange outstanding options to purchase shares of our Common Stock granted under the Plan with per share exercise prices ranging between $16.00 and $35.08, for new options to purchase fewer shares of our Common Stock at a lower exercise price. The Offer commenced on May 13, 2009 and expired on June 10, 2009. Pursuant to the Offer, we accepted for exchange options to purchase an aggregate of 1,398,641 shares of our Common Stock, representing 84.28% of the 1,659,589 shares covered by the options that were eligible to be tendered in the Offer. In accordance with the terms and conditions of the Offer, we granted replacement options to purchase 803,385 shares of Common Stock in exchange for the tendered options. The exercise price per share of each replacement option granted pursuant to the Offer is $9.17, the closing price of our Common Stock on the NYSE on June 10, 2009, the replacement option grant date.
Equity Award to CEO. Under the terms of his employment agreement, Mr. Yemin was granted 1,850,040 SARs on September 30, 2009 under the Plan. The SARs will expire upon the earlier of the first anniversary of Mr. Yemin’s termination of employment or October 31, 2014 (the first anniversary of the expiration of the Contract Term). Unvested SARs will generally expire immediately upon Mr. Yemin’s termination of employment. The SARs may be settled in shares of Common Stock or cash at the Company’s sole discretion. During the term of the SARs, the Company will also pay dividend equivalents in cash to Mr. Yemin on all shares subject to outstanding SARs. For a description of Mr. Yemin’s employment agreement, you should read the narrative beginning on page 22 of this Proxy Statement.
Amendment and Termination. The Plan may be amended or terminated by our Board of Directors at any time, in whole or in part. Any amendment that would increase the aggregate number of shares of Common Stock issuable under the Plan, that would modify the class of persons eligible to receive equity awards under the Plan or that would otherwise be required to be approved by stockholders pursuant to applicable law or the requirements of the NYSE shall be subject to the approval of the Company’s stockholders.
Effective Date and Term. The Plan is effective as of April 17, 2006. Unless earlier terminated, the Plan will terminate as to future awards on April 17, 2016.
U.S. Income Tax Considerations. The following is a summary of anticipated federal income tax consequences associated with stock-based awards under the Plan.
•	Stock Options. The grant of a stock option is not a taxable event. In general, a participant who receives an option that does not qualify as an “incentive stock option” under Section 422 of the Code will realize ordinary income at the time the option is exercised equal to the difference between the then value of the shares acquired by the exercise of the option over the option exercise price paid for the shares, and we will be entitled to a corresponding deduction, subject to the potentially applicable deduction limitations under Section 162(m) of the Code. The participant’s tax basis for the shares will be equal to the value of the shares on the date ordinary income is realized and the participant’s tax holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

If a participant receives a stock option that qualifies as an “incentive stock option” under Section 422 of the Code, the participant will not realize income at the time the option is exercised (although the difference between the value of the shares and the exercise price will be taken into account as income for alternative income tax purposes), but will realize taxable income when the option shares are subsequently sold. If the participant sells the option shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a deduction. If the participant sells the option shares before the end of either of those periods, any gain realized on the sale will be taxable as ordinary income to the extent of the difference between the value of the shares on the date the option was exercised and the exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a deduction only if and to the extent ordinary income realized by the participant upon the sale of the option shares, subject to the potentially applicable deduction limitations under Section 162(m) of the Code.
•	SARs. The grant of an SAR will not result in any immediate tax consequence to us or to the participant. Generally, the participant will realize ordinary income upon the exercise of an SAR, equal to the value of the shares or the cash payment issued or made in settlement of the award, and we will be entitled to a corresponding deduction, subject to the potentially applicable deduction limitations under Section 162(m) of the Code.
•	Restricted Stock, RSUs and Other Stock Settled Awards. In general, a participant who receives restricted stock, RSUs or other stock settled awards under the Plan will realize ordinary income at the time the award becomes vested or the participant receives vested shares in settlement of the award in an amount equal to the then fair market value of the shares, and we will be entitled to a corresponding deduction (subject to potentially applicable deduction limitations under Section 162(m) of the Code). The participant’s tax basis in the shares will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.
•	Tax Deductibility Limitation. The Code limits the allowable tax deduction that may be taken by us for compensation paid to some of our NEOs. The limit is $1,000,000 per executive per year, but certain “performance based compensation” is excluded from the limitation. If the proposed Plan amendment is approved by our stockholders, we will be able to grant stock options, SARs, and performance-based RSUs, restricted stock and other incentive awards that may qualify as performance-based compensation not subject to the $1,000,000 limitation. Restricted stock, RSUs and other share-based awards that are not inherently deemed to be performance based would be subject to the limitation unless the vesting and settlement of the awards are subject to the achievement of performance goals established under the Plan. If the proposed Plan amendment is not approved by our stockholders, awards made under the Plan after the date of the annual meeting will not be able to qualify for the performance-based compensation exemption from the deduction limitation of Section 162(m) of the Code.
As indicated, if the proposed amendment is approved, we will be able to make awards under the Plan that qualify for exemption from the Section 162(m) deduction limitations. However, while we generally seek to take advantage of favorable tax treatment for executive compensation where appropriate, we may in the future award compensation which would not comply with the Section 162(m) requirements for deductibility if we conclude that to be in our best interest under the circumstances.

New Plan Benefits
The following table sets forth the total number of shares of Common Stock subject to outstanding NQSOs, SARs or RSUs granted under the Plan to the listed persons and groups through March 15, 2010 and, in the case of NQSOs, the average per share exercise price. Because awards to be granted in the future under the Plan are at the discretion of the Board (or a committee thereof), it is not possible to determine the benefits or the amounts that will be received under the Plan by our executive officers or other employees.

		Average Per Share
	Outstanding	Exercise Price of
Name and Position	NQSOs (#)	NQSO ($)	Outstanding SARs (#)	Outstanding RSUs (#)
Ezra Uzi Yemin	None	n/a	1,850,040	None
Mark B. Cox	60,000	8.32	None	30,000
Edward Morgan (1)	None	n/a	None	None
Frederec Green	107,516	9.17	None	32,500
Assaf Ginzburg	137,516	9.17	None	31,500
Igal Zamir	54,000	9.17	None	15,000
Executive Officer Group	511,242	9.02	1,850,040	132,125
Non-Executive Director Group	198,020	15.37	None	11,250
Non-Executive Officer Employee Group	1,006,936	9.47	None	5,000
(1) Mr. Morgan’s employment with us terminated in May 2009.
Equity Compensation Plan Information
The following table provides information as of December 31, 2009, regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

					Number of securities remaining
	Number of securities to be				available for future issuance under
	issued upon exercise of		Weighted-average exercise		equity compensation plans
	outstanding options,		price of outstanding options,		(excluding securities reflected in
	warrants and rights		warrants and rights		column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,776,970	(1)	$10.15	(2)	1,025,138	(1)(3)
Equity compensation plans not approved by security holders (4)	1,319,493		$2.03		None
			)
TOTAL	3,096,463		$6.69		1,025,138

(1)	At December 31, 2009, all 1,850,040 stock appreciation rights (“SARs”) outstanding under our 2006 Long-Term Incentive Plan were at base prices above the $6.81 fair market value of our Common Stock on that date. For purposes of column (a), we calculated the number of shares that would have been issued to settle all outstanding SARs at December 31, 2009. Because the number of shares to be issued upon the exercise of SARs is be determined based on the difference between the base price of the SAR and the market price of our Common Stock at the date of exercise, no SARs are reflected in columns (a) or (c).

(2)	At December 31, 2009, 1,850,040 SARs were outstanding at a weighted average grant price of $12.10.

(3)	Consists of the number of securities available for future issuance under our 2006 Long-Term Incentive Plan as of December 31, 2009.

(4)	Pursuant to his former employment agreement, our President and Chief Executive Officer, Ezra Uzi Yemin, was granted share purchase rights in May 2004. Upon completion of our initial public offering in May 2006, the share purchase rights permitted him to purchase, subject to certain vesting requirements, up to 1,969,493 shares of our Common Stock which was five percent of our outstanding shares immediately prior to the completion of the initial public offering. Mr. Yemin exercised 250,000 of his share purchase rights in December 2006 and 400,000 of his share purchase rights in August 2007. Of the 1,319,493 share purchase rights remaining at December 31, 2009, all were vested and exercisable. On February 21, 2010, Mr. Yemin exercised the remaining 1,319,493 share purchase rights in connection with a net share settlement. As a result, 638,909 shares of Common Stock were issued to him and 680,584 shares of Common Stock were withheld as a partial cashless exercise and to pay withholding taxes. The 1,319,493 share purchase rights were scheduled to expire on April 30, 2010.
Vote Required
The affirmative vote of holders of a majority of the outstanding shares of Common Stock present or voting at the meeting is necessary for the approval of Proposal 2.
The Board of Directors recommends a vote “FOR” the amendment to the 2006 Long-Term Incentive Plan to, among other things, increase the maximum number of shares authorized for issuance by 2,000,000 shares to a total of 5,053,392 shares.

AUDIT COMMITTEE REPORT
Management is responsible for our system of internal controls and the overall financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
During 2009, the Audit Committee reviewed and discussed with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2009, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure, including its internal control over financial reporting.
Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board of Directors that it approve the inclusion of the audited financial statements in our annual report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board of Directors ask the stockholders to ratify the appointment of Ernst & Young at the Annual Meeting.
Members of the Audit Committee
Philip L. Maslowe, Chairman
Charles H. Leonard
Carlos E. Jordá
RELATIONSHIP WITH INDEPENDENT AUDITORS
The information required by Item 9(e) of Schedule 14A is filed under Item 14 (Principal Accountant Fees and Services) of our Form 10-K and is incorporated herein by reference.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR 2010
The Audit Committee has appointed Ernst & Young LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2010. Representatives of Ernst & Young are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.
We are asking you to ratify the selection of Ernst & Young as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young to our stockholders for ratification because we value your views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent public accounting firm.
STOCKHOLDER PROPOSALS
To be considered for inclusion in our Proxy Statement for our 2011 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than December 2, 2010, for us to consider it for inclusion.
Stockholders who desire to present business at our 2011 annual meeting of stockholders, without inclusion in the Proxy Statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify our Secretary of such intent in accordance with our bylaws by writing to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. To be timely, such notice must be received not later than January 1, 2011 nor earlier than December 2, 2010, provided that if the date of the annual meeting is advanced more than thirty calendar days prior to or delayed by more than thirty calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the ninetieth calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 2.02 of our bylaws. You may obtain a copy of our bylaws by writing to our Secretary at the address above.

APPENDIX A
DELEK US HOLDINGS, INC.
2006 LONG-TERM INCENTIVE PLAN
(As Amended through May 4, 2010)
1. Purpose. The purpose of the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan (the “Plan”) is to establish a flexible vehicle through which Delek US Holdings, Inc., a Delaware corporation (the “Company”), can attract, motivate, reward and retain key personnel of the Company and its affiliates through the grant of equity-based and/or cash incentive awards (“Awards”). Awards under the Plan may be in the form of: (a) options (“Options”) to purchase shares of the Company’s common stock, $0.01 par value (“Common Stock”) granted pursuant to Section 5(b), including Options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and Options which do not qualify as ISOs, (b) stock appreciation rights (“SARs”) granted pursuant to Section 5(c), (c) restricted shares of Common Stock (“Restricted Stock”) granted pursuant to Section 5(d), (d) restricted stock units (“Restricted Stock Units”) granted pursuant to Section 5(e), and/or (e) other stock-based awards (“Other Stock-Based Awards”) or cash incentive awards (“Cash Incentive Awards”) granted pursuant to Section 5(f).
2. Eligibility. Awards under the Plan may be made to such directors, officers, employees, consultants and other individuals (including, advisory board members) who may perform services for the Company or its affiliates, as the Committee may select.
3. Available Shares and Other Limitations. Subject to adjustment as provided in Section 7, the Company may issue an aggregate of 5,053,392 shares of Common Stock under the Plan, exclusive of (a) shares covered by the unexercised portion of an Award that terminates, expires, is canceled or is settled in cash, (b) shares forfeited or repurchased under the Plan, and (c) shares withheld or surrendered in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award. No more than 2,500,000 shares of Common Stock may be issued pursuant to Awards granted in a single calendar year to any individual participant. No participant may earn a cash incentive Award under the Plan for any calendar year in excess of an amount equal to $5,000,000.
4. Administration.
(a) Committee. The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”) or such other committee comprised of at least two (2) members of the Board appointed by the Board from time to time (the “Committee”), provided that, the Board will have sole responsibility and authority for matters relating to the grant and administration of Awards to any member of the Board who is not an employee of the Company or its affiliates. Notwithstanding the foregoing, the full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board. If a committee other than the Compensation Committee is appointed by the Board to serve as the Committee, then, unless the Board determines otherwise, the member of such other committee shall consist of individuals who are “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended) and as “outside directors” (within the meaning of Treasury Regulation Section 1.162-27(e)(3)). The Board may prescribe that a committee described in the preceding sentence shall have limited authority under the Plan, including, for example, authority to grant to certain executives and administer awards which are made pursuant to Section 7 hereof and which are intended to qualify for the performance-based compensation exemption from the deduction limitation imposed by Section 162(m) of the Code.
(b) Responsibility and Authority of Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and full power and authority to: i. select the persons to whom Awards will be made, ii. prescribe the terms and conditions of each Award and make amendments thereto, iii. construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an Award made under the Plan, and iv. make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

(c) Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be, members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. Reference herein to the Committee with respect to functions delegated to another person, group or subcommittee will be deemed to refer to such person, group or subcommittee.
(d) Committee Actions. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.
(e) Indemnification. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
5. Specific Terms of Awards.
(a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or other service by the participant. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.
(b) Options. The Committee is authorized to grant Options to participants on the following terms and conditions:
(i) Exercise Price. The exercise price per share of Common Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than the “Fair Market Value” of a share of Common Stock on the date of grant of such Option. Unless otherwise determined by the Committee or required by applicable law, the Fair Market Value of a share of Common Stock as of any given date shall be the closing sale price per share of Common Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported; provided, however, that, the Fair Market Value of a share of Common Stock on the date of the initial public offering of the Common Stock shall be the initial public offering price per share.
(ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, which in no event shall exceed a period of ten (10) years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which the exercise price may be paid or deemed to be paid and the form of such payment (including, cash, Common Stock, other Awards or awards granted under other plans of the Company or any affiliate, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law)), and the methods by or forms in which Common Stock will be delivered or deemed to be delivered to participants.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to participants on the following terms and conditions:
(i) Right to Payment. A SAR shall confer on the participant to whom it is granted a right to receive, upon exercise thereof, the excess of (1) the Fair Market Value of one share of Common Stock on the date of exercise over (2) the base price of the SAR as determined by the Committee, which base price shall not be less than the Fair Market Value of a share of Common Stock on the date of grant of such SAR.
(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Common Stock will be delivered or deemed to be delivered to participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and the maximum term of an SAR, which in no event shall exceed a period of ten (10) years from the date of grant.
(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to participants on the following terms and conditions:
(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination, at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan or any Award agreement evidencing the Restricted Stock, a participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).
(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or other service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.
(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (1) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or (2) automatically reinvested in additional Restricted Stock or held in kind, subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to participants, which are rights to receive Common Stock, other Awards, or a combination thereof at the end of a specified deferral or vesting period, subject to the following terms and conditions:
(i) Grant and Restrictions. The satisfaction of Restricted Stock Units will occur upon expiration of the applicable deferral or vesting period specified for an Award of Restricted Stock Units by the Committee. Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral or vesting period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Restricted Stock Units may be satisfied by delivery of Common Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Each Restricted Stock Unit Award shall be settled no later than the 15th day of the third month following the calendar year in which such Award becomes vested; provided, however, that, subject to compliance with Section 409A, the Committee, in its discretion, may provide for deferred settlement.
(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or other service during the applicable deferral or vesting period, all Restricted Stock Units that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will lapse in whole or in part, including in the event of terminations resulting from specified causes.
(iii) Dividend Equivalents. Unless otherwise determined by the Committee, dividend equivalents on the specified number of shares of Common Stock covered by an Award of Restricted Stock Units shall be either (1) paid with respect to such Restricted Stock Units at the dividend payment date in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or (2) deferred with respect to such Restricted Stock Units, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units.
(f) Other Stock-Based Awards and Cash Incentive Awards. The Committee is authorized, subject to limitations under applicable law, to grant to participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of Common Stock, including, without limitation, stock bonuses, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units and awards designed to comply with or take advantage of other applicable local laws or jurisdictions other than the United States. The Committee shall determine the terms and conditions of such Awards. In addition, Cash Incentive Awards, including annual incentive Awards and long-term incentive Awards, denominated and settled in cash, may be granted under this Section 5(f), which Awards may be earned at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. The Committee may require or permit the deferred payment and/or installment payout of all or part of any stock Awards or Cash Incentive Awards made hereunder, provided that the terms and conditions applicable to such deferral or installment payout comply with the distribution election and distribution timing requirements of Section 409A of the Code.
6. Performance-Based Equity and Cash Awards.
(a) General. The Committee may condition the grant, exercise, vesting or settlement of equity-based Awards on the achievement of specified performance goals in accordance with this section. The Committee may also condition the grant, vesting or payment of annual and long-term cash incentive Awards on the achievement of specified performance goals in accordance with this section. The applicable performance period for measuring achievement of specified performance goals may be any period designated by the Committee.

(b) Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date when fulfillment is substantially uncertain, but not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on any one or more of the following business criteria (which may be applied to an individual, a subsidiary, a business unit or division, or the Company and any one or more of its subsidiaries as a whole, as determined by the Committee):
(i)	total revenue or any key component thereof;

(ii)	operating income, pre-tax or after-tax income from continuing operations; earnings before interest, taxes and amortization (i.e. EBITA); earnings before interest, taxes, depreciation and amortization (i.e. EBITDA); or net income;

(iii)	cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

(iv)	earnings per share or earnings per share from continuing operations (basic or diluted);

(v)	return on capital employed, return on invested capital, return on assets or net assets;

(vi)	after-tax return on stockholders’ equity;

(vii)	economic value created;

(viii)	operating margins or operating expenses;

(ix)	value of the Common Stock or total return to stockholders;

(x)	value of an investment in the Common Stock assuming the reinvestment of dividends;

(xi)	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, ethics and compliance goals, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or

(xii)	a combination of any or all of the foregoing criteria.
The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. If and to the extent permitted for awards intended to qualify as “performance-based” under Section 162(m) of the Code and regulations thereunder, the Committee may provide for the adjustment of such performance goals to reflect changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.
(c) Calculation of Performance-Based Award. At the expiration of the applicable performance period, the Committee shall determine the extent to which the performance goals established pursuant to this Section are achieved and the extent to which each performance-based award has been earned. The Committee may not exercise its discretion to increase the amount or value of an award that would otherwise be payable in accordance with the terms of a performance-based award made in accordance with this section.
7. Limits on Transferability; Beneficiaries. No Award or other right or interest of a participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such participant to any party (other than the Company or an affiliate thereof), or assigned or transferred by such participant otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative, except that Awards (other than ISOs) and other rights may be transferred to one or more transferees during the lifetime of the participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon. A beneficiary, transferee, or other person claiming any rights under the Plan from or through any participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee. For purposes hereof, “beneficiary” shall mean the legal representatives of the participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a participant’s Award upon a participant’s death, provided that, if and to the extent authorized by the Committee, a participant may be permitted to designate a beneficiary, in which case the “beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the participant’s Award upon such participant’s death.

8. Capital Changes, Reorganization, Sale.
(a) Adjustments upon Changes in Capitalization. The aggregate number and class of shares issuable under the Plan, the number and class of shares and the exercise price per share covered by each outstanding Option, the number and class of shares and the base price per share covered by each outstanding SAR, the number and class of shares covered by each outstanding Restricted Stock Unit Award and Other Stock-Based Award, any per-share base or purchase price or target market price included in the terms of any such Award and all related terms shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock.
(b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), all holders of Options and SARs shall be permitted to exercise their outstanding Options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding Options and SARs which are not exercised before the Exchange Transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then all outstanding Options and SARs shall be converted into options to purchase shares of, or stock appreciation rights with respect to, Exchange Stock. The amount and price of converted options and stock appreciation rights shall be determined by adjusting the amount and price of the Options and SARs granted hereunder on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock shall receive in the Exchange Transaction and, unless the Board determines otherwise, the vesting conditions with respect to the converted options and stock appreciation rights shall be substantially the same as the vesting conditions set forth in the original Option or SAR agreement, as applicable. Any such adjustment shall be made in a manner that does not cause the Option or SAR to become subject to Section 409A of the Code. The Board, acting in its discretion, may accelerate the vesting of Restricted Stock and Restricted Stock Unit Awards and the exercisablity, vesting and/or settlement, as applicable, of Other Stock-Based Awards and Cash Incentive Awards and/or make such other adjustments to the terms of any such outstanding Awards, and/or provide for the conversion of such Awards (other than Cash Incentive Awards) into comparable awards relating to Exchange Stock, all as it deems appropriate in its sole discretion in the context of an Exchange Transaction.
(c) Definition of Exchange Transaction. For purposes hereof, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.
(d) Fractional Shares. In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such Award shall cover only the number of full shares resulting from the adjustment.
(e) Determination of Board to be Final. All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

9. Tax Withholding; 409A Compliance. As a condition to the exercise of any Award, the delivery of any shares of Common Stock or payment of cash pursuant to any Award or the lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or an affiliate relating to an Award, the Company and/or the affiliate may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a participant whether or not pursuant to the Plan or (b) require the participant to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the participant may satisfy the withholding obligation described under this Section by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). It is intended that awards made under the Plan, including any related settlement terms and conditions and any deferred payment or settlement terms and conditions shall be structured, applied and interpreted in a manner that complies with Section 409A of the Code. Notwithstanding the foregoing, each participant shall be solely responsible for the tax consequences associated with awards made to such participant under the Plan and no participant shall have have a claim against the Company by reason of an award being subject to Section 409A of the Code.
10. Amendment and Termination. The Board may amend or terminate the Plan, provided, however, that no such action may adversely affect a participant’s rights under an outstanding Award without the participant’s written consent. Any amendment that would increase the aggregate number of shares of Common Stock issuable under the Plan, that would modify the class of persons eligible to receive Awards under the Plan or that would otherwise be required to be approved by stockholders pursuant to applicable law or the requirements of any stock exchange or market upon which the Common Stock may then be listed shall be subject to the approval of the Company’s stockholders. The Committee may amend the terms of any agreement or Award made hereunder at any time and from time to time, provided, however, that any amendment which would adversely affect a participant’s rights under an outstanding Award may not be made without the participant’s consent.
11. General Provisions.
(a) Shares Issued Under Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock will be issued under the Plan.
(b) Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(c) Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(d) No Employment or other Rights. Nothing contained in the Plan or in any Award agreement shall confer upon any participant any right with respect to the continuation of his or her employment or other service with the Company or an affiliate or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the participant’s employment or other service.
(e) Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.
(f) Nonexclusivity of the Plan. No provision of the Plan, and neither its adoption by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.
12. Governing Law. All rights and obligations under the Plan and each Award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.
13. Term of the Plan. The Plan shall be effective as of the date of its adoption by the Board, subject to the approval of the stockholders of the Company within twelve (12) months from the date of such adoption by the Board. The Plan shall expire on the tenth anniversary of the date of its adoption by the Board, unless sooner terminated by the Board. The rights of any person with respect to an Award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.

ANNUAL MEETING OF STOCKHOLDERS OF
DELEK US HOLDINGS, INC.
May 4, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided. ¯

■	20830300000000000000 8	050410

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O O	Erza Uzi Yemin Gabriel Last
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Asaf Bartfeld Aharon Kacherginski
☐	FOR ALL EXCEPT (See instructions below)	O O O O	Shlomo Zohar Carlos E. Jordá Charles H. Leonard Philip L. Maslowe

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to our 2006 Long-Term Incentive Plan to, among other things, increase the maximum number of shares authorized for issuance by 2,000,000 shares to a total of 5,053,392 shares.	☐	☐	☐

3.	Ratification of the appointment of Ernst & Young, LLP as our independent registered accounting firm for 2010:	☐	☐	☐

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, THE APPROVAL OF THE AMENDMENTS TO OUR 2006 LONG-TERM INCENTIVE PLAN AND THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3.

PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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                    ■
DELEK US HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2010.
Ezra Uzi Yemin and Mark B. Cox and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Delek US Holdings, Inc. held of record by the undersigned on March 10, 2010, at the Annual Meeting of Stockholders to be held at 2:00 pm central time on May 4, 2010, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard in Franklin, Tennessee, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3.
(Continued and to be signed on the reverse side)

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